EXHIBIT 2.1

Copenhagen · April 2018

File no. 061194-0005 Doc.no. 18558174.1

Execution version

Share Sale and Purchase Agreement

concerning Mobile Industrial Robots ApS

CVR no. 35 25 12 35

København Langelinie Allé 35 2100 København Ø Danmark	Aarhus Værkmestergade 2 8000 Aarhus C Danmark	Shanghai Suite 2H08 No.1440 Yan’an Middle Road Jing’an District, 200040	T +45 72 27 00 00 F +45 72 27 00 27 E info@bechbruun.com	Advokatpartnerselskab CVR-nr. 38538071 www.bechbruun.com

2/46
Dok.nr. 18558174.1

CONTENTS

1.	DEFINITIONS, INTERPRETATION AND ENTIRE AGREEMENT	5
2.	PURPOSE AND BACKGROUND	16
3.	CONCLUSION OF AGREEMENT	17
4.	SALE AND PURCHASE OF SHARES	18
5.	PURCHASE PRICE	18
6.	EARN-OUTS	20
7.	COOPERATION AND FURTHER COVENANTS	30
8.	CLOSING	31
9.	ACTIONS AFTER CLOSING	33
10.	SPECIAL INDEMNIFICATIONS	34
11.	WARRANTIES	36
12.	SELLERS’ LIABILITY, LIMITATIONS AND CLAIMS PROCEDURE	38
13.	GUARANTEE	42
14.	RESTRICTIVE COVENANTS	42
15.	CONFIDENTIALITY AND PUBLICATION	43
16.	GOVERNING LAW AND DISPUTES	44
17.	OTHER PROVISIONS	45

3/46
Dok.nr. 18558174.1

SCHEDULES

Schedule 1(a):	Accounting Policies

Schedule 1(b):	Annual Reports

Schedule 1(c):	Due Diligence Information (CD Rom of the VDR)

Schedule 1(d):	EBIT Margin

Schedule 1(e):	Employment Addenda

Schedule 1(f):	Employment Agreement

Schedule 1(g):	Escrow Agreement

Schedule 1(h)	Calculation of Preliminary Closing Purchase Price

Schedule 1(i):	Service Agreement

Schedule 1(j):	List of Subsidiaries

Schedule 1(k):	Warrants

Schedule 3.1(a):	Transcripts from the Danish Business Authority

Schedule 3.1(b):	Minutes of board meeting in the Company (approval of the Agreement)

Schedule 3.1(d):	Certificates from Nordea and Vækstfonden

Schedule 3.1(e):	Confirmation from HD Ejendomme A/S

Schedule 3.2(a):	Buyer’s signing documents

Schedule 3.2(b):	Buyer’s approval of the Agreement

Schedule 5.3(a)	Calculation of Net Debt

Schedule 5.3(b)	Calculation of Working Capital

Schedule 6.2.1:	Illustrative calculations of the 2018 Revenue Earn-Out, the Phase-1 Revenue Earn-Out and the Phase-2 Revenue Earn-Out

Schedule 6.9:	Business Plan

Schedule 8.2(k)	Option Cancellation Agreement

Schedule 8.3(e):	Employment Bonus Scheme

Schedule 11.1:	Sellers’ Warranties

Schedule 14.1.1:	Permitted activities and investments

Schedule 15.4:	Joint press release

Schedule 17.2:	Addresses

4/46
Dok.nr. 18558174.1

This

SHARE SALE AND PURCHASE AGREEMENT

was concluded on 25 April 2018 between on the one side

Jaccon 2 ApS

CVR no. 37 36 49 24

Ulriksholmvej 27

5230 Odense M

Denmark

(“JACCON”)

Esben ApS

CVR no. 37 22 08 17

Hunderupvej 63

5000 Odense C

Denmark

(“ESBEN”)

Visti Jensen Holding ApS

CVR no. 36 43 08 77

Bülowsvej 13

5230 Odense M

Denmark

(“VJH”)

Juul Holding ApS

CVR no. 20 94 37 42

Syvhøjevej 28

Højby

5260 Odense S

Denmark

(“JH”)

TPC Management ApS

CVR no. 25 24 43 62

Fredens Allé 10

Dalum

5250 Odense SV

Denmark

(“TPC”)

(each of JACCON, ESBEN, VJH, JH, and TPC referred to as a “Seller” and collectively the “Sellers”)

5/46
Dok.nr. 18558174.1

and on the other side

Teradyne Robotics Holdings Denmark ApS

CVR no. 39484838

c/o Bech-Bruun Law firm

Langelinie Allé 35

2100 Copenhagen

Denmark

(the “Buyer”)

and

Teradyne, Inc.

600 Riverpark Drive

North Reading, MA 01864

USA

(the “Guarantor”)

concerning 100% of the issued and outstanding shares in Mobile Industrial Robots ApS (the “Company”).

WHEREAS, on the date hereof the Sellers have the power to cause and direct the transfer of the Shares (as defined) and desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Sellers, upon the terms and subject to the conditions hereinafter set forth:

1.	DEFINITIONS, INTERPRETATION AND ENTIRE AGREEMENT

1.3	In the Agreement, the following words and expressions have the meanings stated below, unless the context requires otherwise.

Accelerated Earn-Out Payments	as stated in clause 6.9.7.

Accounting Policies	the Company’s accounting principles, policies, practices and procedures together with the estimates and assessments all as applied up until and including the Closing Date by the Group and as described in Schedule 1(a), to the extent in accordance with Danish GAAP.

Accounts Date	31 December 2017.

Adjustment Amount	the difference, if any, between the Preliminary Closing Purchase Price and the Closing Purchase Price; see clause 5.5.

6/46
Dok.nr. 18558174.1

Affiliate	with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition “control” when used in respect of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

Agreement	this agreement, including all Schedules and Exhibits hereto which are hereby incorporated by reference herein.

Annual Reports	the Company’s consolidated and audited annual reports for the financial years 1 January 2016 until 31 December 2016 and 1 January 2017 until the Accounts Date respectively, see Schedule 1(b).

Basket	as stated in clause 12.4.1(b).

Breach	any misrepresentation, incorrectness and/or other breach of any of the Sellers’ Warranties.

Business Day	any day other than a Saturday or Sunday on which banks are generally open for business and not required or authorized by Law to be closed in Denmark and Massachusetts, United States of America (disregarding banking business being conducted exclusively through the Internet).

Buyer’s Knowledge	the actual knowledge that either of Amy McAndrews, Mark Jagiela, Gregory Beecher, Charles Gray, Michael Callahan or Walter Vahey had on the Signing Date.

Cap	as stated in clause 12.4.2.

Closing	the Parties’ fulfilment of the obligations described in clause 8.

7/46
Dok.nr. 18558174.1

Closing Date	the date on which Closing takes place; see clause 8.1.

Closing Memorandum	minutes of the meeting at which Closing takes place.

Closing Purchase Price	as stated in clause 5.2.

Closing Purchase Price Calculation	as stated in clause 5.4.

Company	Mobile Industrial Robots ApS, CVR no. 35 25 12 35, a limited liability company incorporated and registered in accordance with Danish legislation.

Confidential Information	as stated in clause 15.2.

Corporate Documents	the charter and other documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including its articles of incorporation or association and/or its by-laws.

De Minimis Threshold	as stated in clause 12.4.1(a).

Default Interest	an annual interest equal to the Interest plus five percentage points.

Disputed Matters	the items on which the Parties are unable to agree following an Objection with respect to (i) the draft Closing Purchase Price Calculation as described in clause 5.4.4, (ii) a draft calculation of an EBIT Margin as described in clause 6.7, or (iii) a Quarterly Product Revenue Statement as described in clause 6.6.

Disclosed	any written information fairly disclosed by the Sellers or on behalf of the Sellers in the Due Diligence Information or in this Agreement (the “Disclosed Information”) in a way that would allow a reasonably diligent person skilled in the field to which the information relates (e.g. business administration, accounting, regulatory, legal, etc.), given the nature and context of the disclosure, to

8/46
Dok.nr. 18558174.1

reasonably discern the relevance of such matter, including the substance of any potential claim, loss, liability or disadvantage based on reading and analysing the said information, provided that (i) if the relevant information (or relevant elements of a subject matter) has been disclosed in the Due Diligence Information, it has been disclosed in a document or several documents contained in one or more data room folders where, based on the location of such folder or folders, as the case may be, in the data room and its labelling, such facts or circumstances could have been reasonably expected to be disclosed and (ii), if there is inconsistent information within the Disclosed Information, only the more recent facts and circumstances shall be deemed disclosed, unless it would be a reasonable assumption, in the given context of such inconsistencies, that the former facts and circumstances were still relevant.

Disclosed Information	as stated in the definition of “Disclosed”.

DKK	Danish Kroner, the valid currency of Denmark.

Due Diligence Information	the written information provided to the Buyer in the virtual data room established in connection with the transactions contemplated by this Agreement, included in Schedule 1(c).

Earn-Out Payments	as stated in clause 6.1.

Earn-Out Payments Cap Amount	an aggregate amount for the total Earn-Out Payments of EUR 101,300,000.

Earn-Outs	the 2018 Revenue Earn-Out, the Phase-1 Revenue Earn-Out and the Phase-2 Revenue Earn-Out.

EBIT Margin	as set forth in Schedule 1(d) and as determined in accordance with the Accounting Policies, but in any case excluding (a) charges or costs of any nature related to the acquisition of the Group by the Buyer, (b) gains or losses from the sale of long-lived assets or extraordinary items not being in the

9/46
Dok.nr. 18558174.1

ordinary course of business, (c) financial income, (d) financial expenses, (e) purchase price intangible asset amortization related to the acquisition of the Group by the Buyer, and including (f) direct and incremental out-of-pocket costs for third party services (other than Teradyne group internal group services) requested by the Group.

EBIT Margin Condition	the required minimum EBIT margin described in respect of the 2018 Revenue Earn-Out, the Phase-1 Revenue Earn-Out and Phase-2 Revenue Earn-Out respectively, cf. clauses 6.2.1, 6.3.1 and 6.4.1, however, such margin condition modified by the calculation examples set forth in Schedule 1(d).

EBIT Margin Calculation	as stated in clause 6.7.1.

Effective Date	24:00 h on the Closing Date.

Employment Addenda	the employment addenda between the Company and Jeppe Pedersen, Birthe Koldby Veje, Henrik Vesterlund Sørensen, Flemming Thinggard and Kent Hansen, respectively, attached in agreed form as Schedule 1(e)

Employment Agreement	the employment agreement between the Company and Niels Jul Jacobsen, attached in agreed form as Schedule 1(f).

Encumbrances	as defined in Schedule 11.1.

Enterprise Value	EUR 122,000,000.

Escrow Account	the account with the Escrow Agent in the joint names of the Sellers’ Representative and the Buyer.

Escrow Agent	Sydbank A/S.

Escrow Agreement	the agreement between the Sellers’ Representative, the Buyer and the Escrow Agent relating to the operation of the Escrow Account on the agreed terms set out in Schedule 1(g).

10/46
Dok.nr. 18558174.1

Escrow Amount	an aggregate amount of EUR 24,400,000.

EUR	Euro, being the valid currency of Austria, Belgium, Cyprus, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Malta, the Netherlands, Portugal, Slovakia, Slovenia and Spain.

Expert	a state authorized public accountant appointed by Grant Thornton, Statsautoriseret Revisionspartnerselskab among its Danish partners. If Grant Thornton, Statsautoriseret Revisionspartnerselskab is unwilling to appoint the Expert among its partners, the Expert will be a state authorized public accountant otherwise agreed by Sellers’ Representative and Buyer, or, failing such agreement within 10 Business Days after Grant Thornton, Statsautoriseret Revisionspartnerselskab refused to appoint the Expert, upon request of either Sellers’ Representative or Buyer appointed by “FSR-Danish Auditors” from an internationally recognised auditing firm not having provided substantial services (substantial services for the purposes of this Agreement being understood as services involving fees of an amount equivalent to more than DKK 500,000 annually) to any of the Parties or the Group for the past 3 years, but none of Deloitte, PWC, KPMG or EY.

Final Net Debt	the Group’s Net Debt as per the Effective Date determined in accordance with clause 5.4.

Final Working Capital	the Group’s Working Capital as per the Effective Date determined in accordance with clause 5.4.

Governmental Authority	any national, supranational, foreign, provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency, body, branch or bureau, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

Group	the Company and the Subsidiaries.

11/46
Dok.nr. 18558174.1

Group Company	a company in the Group.

Group Companies	several or all of the companies in the Group.

Interest	an annual interest rate of 2% p.a. with the calculation of interest being made on the basis of days actually elapsed and 365 days per year.

Law	any national, supranational, state, provincial, municipal or local statute, law, constitution, ordinance, code, regulation, directive, rule, order, requirement or rule of law (including common law) or code issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority or parliament.

Loss	any damage, direct loss and expense (including reasonable attorneys’ fees and other expenses in connection with any claim) suffered by the Buyer or any of its Affiliates (including the Group) in respect of a Breach, but always excluding any indirect or consequential losses including loss of profit, as further qualified in clause 12.2.1.

Net Debt	the Group’s net debt calculated in accordance with Schedule 5.3(a) and the Accounting Principles, provided that in case of any discrepancy between the Accounting Principles and Schedule 5.3(a), Schedule 5.3(a) shall prevail.

Notice	as stated in clause 17.2.

Objection	any objection of the Sellers’ Representative to the Buyer’s draft (i) Closing Purchase Price Calculation, (ii) an EBIT Margin Calculation, or (iii) a Quarterly Product Revenue Statement.

Option Cancellation Agreement	the agreement between the Company and Ed Mullen attached as Schedule 8.2(k).

Parties	the Sellers and the Buyer.

Party	a Seller or the Buyer.

12/46
Dok.nr. 18558174.1

Pay-Off Amounts	such amounts in such currencies as notified under clause 3.1(d) as being the amount required, if any: (i) to discharge the indebtedness (whether or not due and payable) owed under or in connection with the Secured Debt at the Closing Date (for the avoidance of doubt, including the outstanding principal amount of any drawing and any accrued but unpaid interest thereon at the Closing Date); (ii) to release all guarantees and security in relation to the Secured Debt at the Closing Date; and (iii) to terminate the Secured Debt at the Closing Date (such amount being inclusive of any applicable break costs, prepayment or early termination fees and other related fees or fees of a similar nature), assuming such discharge, release and termination takes effect from the Closing Date.

Person	any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, incorporated or non-incorporated organisation, country, state, city, municipality, government, political subdivision, agency, authority, or instrumentality of a government or other entity.

Phase-1 Revenue Earn-Out	as set out in clause 6.3.

Phase-1 Revenue Hurdle	DKK 420,000,000.

Phase-1 Revenue Period	the period running from 1 January 2018 – 31 December 2019.

Phase-1 Revenue Target	DKK 600,000,000.

Phase-2 Revenue Earn-Out	as set out in clause 6.4.

Phase-2 Revenue Hurdle	DKK 840,000,000.

Phase-2 Revenue Period	the period running from 1 January 2018 – 31 December 2020.

Phase-2 Revenue Target	DKK 1,200,000,000.

13/46
Dok.nr. 18558174.1

Preliminary Closing Purchase Price	EUR 118,409,863, calculated in accordance with Schedule 1(h) and on the basis of the Sellers’ Representative good faith estimate of the Net Debt and the Working Capital of the Group as of the Effective Date determined in accordance with the principles set forth in clause 5.2.

Principal Sellers	each of Niels Jul Jacobsen, Thomas Visti Jensen, Esben Hallundbæk Østergaard, Torben Frigaard Rasmussen and Søren Michael Juul Jørgensen,

Products	the Group’s current and future products.

Purchase Price	as stated in clause 5.1.

Quarterly Product Revenue Statement	as stated in clause 6.5.2.

Reference Working Capital	the reference Working Capital of the Group in the amount of DKK 10,094,000.

Revenues	any and all revenues generated by the Group; such Revenues for purpose of calculating the Earn-Out Payments to be adjusted and determined in accordance with the principles set out in clause 6.9.

Schedule	a schedule to the Agreement.

Secured Debt	the Company’s outstanding commitments as of the Closing Date under credit facility agreement with Nordea and the loan agreement with Vækstfonden.

Sellers’ Bank Account	a EUR client account of DLA Piper Denmark Law Firm P/S with Nordea Danmark, filial af Nordea Bank AB (publ), Sverige, reg. no. 2191, account no. 5036 375 525, IBAN: DK3720005036375525 and SWIFT/BIC: NDEADKKK .

Sellers’ Knowledge	the actual knowledge that either of Niels Jul Jacobsen, Thomas Visti Jensen, Claus Larsen, Torben Frigaard Rasmussen and Søren Michael Juul Jørgensen had on the Signing Date.

Sellers’ Representative	as stated in clause 17.1.

14/46
Dok.nr. 18558174.1

Sellers’ Warranties	as described in Schedule 11.1.

Service Agreement	the Service Agreement between the Company and Thomas Visti Jensen attached in agreed form as Schedule 1(i).

Shares	all shares issued by the Company currently consisting of DKK 1,420,200 shares of DKK 1 each, equal to 100% of the Company’s total issued nominal share capital.

Signing Date	the date on which the Sellers the Buyer and the Guarantor have signed the Agreement.

SKAT	as stated in clause 9.2.2.

Subsidiaries	the companies set out in Schedule 1(j) and any further subsidiaries and any other affiliated companies owned by the Company or a Subsidiary from time to time.

Taxes	any and all taxes and tax liabilities, whether actual or deferred or contingent and whether or not provided for in the Annual Reports, the Management Accounts (as defined in Schedule 14.1) or the Closing Purchase Price Calculation, payable to or imposed by a Governmental Authority in respect of income taxes, sales and use taxes, transfer taxes, franchise taxes, value-added taxes, withholding taxes, stamp duties, customs duties, payroll taxes, social security taxes and charges, environmental taxes and property taxes and all other taxes and public duties of any kind and any fees, penalties and interest amounts relating thereto.

Title Warranties	the Warranties in clauses 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 of Schedule 11.1.

Third Party Claim	as stated in clause 12.6.1.

Third Party Rights	any type of legal charge, lien, right of first refusal, purchase option, retention of title, option or title, in each case in favour of a third Person.

15/46
Dok.nr. 18558174.1

USD	United States Dollar, being the valid currency of the United States of America.

Warranties	the warranties given by the Sellers or the Buyer in accordance with clause 11 and Schedule 11.1 as the case may be.

Warrants	all warrants or other kind of equity based options in any Group Company issued and to be issued by a Group Company, whether vested or unvested, including such warrants set out in the table attached as Schedule 1(k).

2018 Revenue Earn-Out	as set out in clause 6.2.

2018 Revenue Hurdle	DKK 160,000,000.

2018 Revenue Period	the period running from 1 January 2018 – 31 December 2018.

2018 Revenue Target	DKK 200,000,000.

1.1	The Agreement is the result of the Parties’ negotiations, and it cannot be interpreted against a Party as a consequence of such Party having drafted one or more of the provisions of the Agreement.

1.4	The words “include”, “includes” or “including” and similar expressions mean for the purpose of this Agreement “including, but not limited to”.

1.5	Defined terms in the singular include the plural and vice versa, unless the context requires otherwise.

1.6	The table of contents and the headings of the Agreement are for guidance only and have no legal effect on the understanding or interpretation of the provisions of the Agreement.

1.7	The terms defined in this Agreement have the defined meanings when used in any Schedule, appendix, certificate or other document delivered or made available pursuant thereto.

1.8	References to a Person are also to its successors and permitted assigns.

16/46
Dok.nr. 18558174.1

1.9	Unless the context otherwise requires, references to any agreement shall mean such agreement as amended or modified from time to time.

1.10	References to any Law shall be as amended from time to time and shall include all rules and regulations promulgated thereunder.

1.11	Unless the context otherwise requires, references to any time shall refer to time in Denmark.

1.12	The Agreement contains the entire agreement between the Parties concerning the Buyer’s acquisition of the Shares and supersedes all previous agreements between the Parties and the Guarantor on the subject matter.

1.13	With respect to the conversion of currencies, the following shall apply:

(a)	The conversion of foreign currencies into DKK in connection with the Closing Purchase Price Calculation and the Quarterly Product Revenue Statements shall be made pursuant to the currency exchange and conversion provisions contained in the Accounting Policies.

(b)	The conversion of DKK amounts stated in the Closing Purchase Price Calculation into EUR for purposes of payment of the Adjustment Amount, if any, shall be calculated by applying the exchange rate as published by the Danish Central Bank (Nationalbanken) for a transaction between the two currencies in question quoted as at the close of business (in Copenhagen) on the Closing Date with respect to the Adjustment Amount.

(c)	With respect to any Loss or other claim under any of the Sellers’ Warranties as well as any other claims pursuant to this Agreement other than claims comprised in paragraph (b) above incurred in a currency not being EUR, such amount shall be raised and settled in the relevant currency of the underlying Loss.

2.	PURPOSE AND BACKGROUND

At Closing the Sellers will own the Shares and wish to sell them to the Buyer, and the Buyer wishes to acquire the Shares on the terms and conditions set out in the Agreement.

17/46
Dok.nr. 18558174.1

3.	CONCLUSION OF AGREEMENT

3.1	The Sellers have prior to the Signing Date provided the Buyer with:

(a)	documentation evidencing that the Agreement has been duly executed and delivered by duly authorized Persons who may represent the relevant Sellers that are limited liability companies; see Schedule 3.1(a);

(b)	documentation evidencing that the Sellers have obtained all requisite corporate approvals for the execution and delivery of this Agreement by Sellers including approval of the contemplated share sale from the Company’s board of directors pursuant to the Company’s articles of association and statements from each of the Sellers irrevocably waiving any pre-emption rights to the Shares, see Schedule 3.1(b);

(c)	a draft Closing Memorandum;

(d)	a certificate from each of Nordea Danmark, filial af Nordea Bank AB (publ), Sverige, and Vækstfonden stating (i) the amounts and currency required to effect full prepayment of the Pay-Off Amounts, and (ii) all payee account details as will be required by the Buyer to effect payment of the Pay-Off Amounts in accordance with clause 8.3(b) and, in a form acceptable to the Buyer acting reasonably, confirming finally and irrevocably and with binding effect for Nordea Danmark, filial af Nordea Bank AB (publ), Sverige, and Vækstfonden, that (iii) subject to performance of the payment instructions as set out in the certificate all Third Party Rights in respect of the Secured Debt shall be deemed to be fully and finally discharged and released, cf. Schedule 3.1(d); and

(e)	documentation evidencing that HD Ejendomme A/S has waived any right to amend or terminate its lease agreement with the Company regarding the premises at Emil Neckelmanns Vej 15E, 5220 Odense SØ as a consequence of the transactions contemplated by this Agreement, cf. Schedule 3.1(e).

3.2	The Buyer and the Guarantor have prior to the Signing Date provided the Sellers with documentation evidencing:

(a)	that the Agreement has been duly executed and delivered by Persons authorized to represent the Buyer and the Guarantor; see Schedule 3.2(a); and

(b)	that the Buyer and the Guarantor have obtained all requisite corporate approvals, including approval of their board of directors, for the execution and delivery of this Agreement by the Buyer and the Guarantor; see Schedule 3.2(b).

18/46
Dok.nr. 18558174.1

4.	SALE AND PURCHASE OF SHARES

4.1	The Sellers agree to sell the Shares to the Buyer, free and clear of any Encumbrances and including all rights to undistributed dividends, and the Buyer agrees to acquire the Shares free and clear of any Encumbrances and including all rights to undistributed dividends from the Sellers, subject to the terms set out in the Agreement.

4.2	With effect from and after the Closing Date, the Buyer shall own all rights attaching to the Shares, including title, voting rights and the right to receive dividends.

5.	PURCHASE PRICE

5.1	The purchase price for the Shares, including each element thereof, shall be calculated and paid in EUR and shall be equal to the Closing Purchase Price plus the Earn-Out Payments, if any (the “Purchase Price”).

5.2	The “Closing Purchase Price” shall be equal to:

5.2.1	the Enterprise Value,

5.2.2	less an amount corresponding to the Final Net Debt (it being understood that if the aggregate of all liabilities comprised by the Final Net Debt is less than the aggregate of all assets comprised by the Final Net Debt so that the amount of the Final Net Debt is negative, such nominal amount shall be added to the Enterprise Value, thereby increasing the final amount of the Closing Purchase Price),

5.2.3	plus an amount equal to the amount by which the Final Working Capital exceeds the Reference Working Capital (it being understood that if the Reference Working Capital exceeds the Final Working Capital, so that the amount to be calculated under this clause 5.2.3 is negative, such nominal amount shall be deducted from the Enterprise Value, thereby reducing the final amount of the Closing Purchase Price).

5.3	The Net Debt shall be calculated in accordance with Schedule 5.3(a). The Working Capital shall be calculated in accordance with Schedule 5.3(b). These Schedules contain examples of the calculation of the Net Debt and the Working Capital, respectively, including specific line items to be comprised by the Working Capital and the Net Debt.

19/46
Dok.nr. 18558174.1

5.4	Closing Purchase Price Calculation procedure

5.4.1	No later than 40 Business Days following the Closing Date, the Buyer shall deliver to the Sellers’ Representative a draft calculation of (i) the Final Net Debt, (ii) the Final Working Capital and (iii) the Closing Purchase Price, cf. clause 5.2 (collectively the “Closing Purchase Price Calculation”).

5.4.2	The Buyer shall procure that the Sellers’ Representative and the Sellers’ advisors are given access to all of the Group’s information and documentation relevant for the Purchase Price Calculation as well as to the Company’s management and accounting staff.

5.4.3	If the Sellers’ Representative agrees with the draft Closing Purchase Price Calculation, the Closing Purchase Price Calculation is final and binding on the Parties and constitutes the Final Net Debt, the Final Working Capital and the Closing Purchase Price, respectively.

5.4.4	If the Sellers’ Representative disagrees with any part of the Closing Purchase Price Calculation, the Sellers’ Representative shall deliver a written notice (the “Notice of Objection”) to the Buyer. The Notice of Objection must specify in detail the nature and amount (estimated if necessary) of the Sellers’ disagreement(s). The Notice of Objection must be delivered to the Buyer no later than 20 Business Days after the Sellers’ Representative’s receipt of the Closing Purchase Price Calculation, failing which the Closing Purchase Price Calculation becomes final and binding on the Parties and constitutes the Final Net Debt, the Final Working Capital and the Purchase Price, respectively.

5.4.5	In the event that the Sellers’ Representative has timely submitted a Notice of Objection to the Buyer, the Parties shall endeavour to resolve their differences within 20 Business Days after the Buyer’s receipt of the Notice of Objection, failing which all items stated in the Notice of Objection on which the Parties have not reached written agreement (the “Disputed Items”) shall be submitted to the Expert.

5.4.6	Each Party shall give (and the Buyer shall procure that the Company shall give) the Expert such access to all information and documentation as well as to the Company’s management and accounting staff which in the opinion of the Expert is relevant for the assessment and resolution of the Disputed Items.

5.4.7	The Expert shall assess and resolve the Disputed Items in accordance with the Agreement and the Accounting Principles as soon as possible (the Expert shall only assess and resolve the Disputed Items and no other items in the Closing Purchase Price Calculation) and shall, based on such assessment and resolution, determine the Final Net Debt, the Final Working Capital and the Purchase Price, respectively. If the determination of the Disputed Items depends on an accounting estimate, the Expert must make an independent estimate on the basis of what he or she considers to be fair and reasonable under the Agreement and consistent with the Accounting Principles. The Expert shall act as expert only and is not competent to make decisions concerning the legal interpretation of the Agreement.

20/46
Dok.nr. 18558174.1

5.4.8	The Closing Purchase Price Calculation, as determined by the Expert, is final and binding on the Parties and is not subject to review or amendment by arbitration, subject only to fraud or manifest error.

5.4.9	The Expert shall decide on the allocation of the Expert’s costs and expenses between the Parties. The Expert shall take into consideration the degree to which the Expert’s resolution on the Disputed Items is in favour of the Parties’ respective positions.

5.4.10	If the Buyer notifies the Sellers’ Representative of a Claim in respect of a Breach of the Sellers’ Warranties prior to such time when the Closing Purchase Price Calculation has been agreed or determined in accordance with this clause 5.4, the matter(s) giving rise to such Claim shall be disregarded and excluded from the calculation of the Net Debt, the Working Capital and the Purchase Price, as any such Claim and matter(s) shall exclusively be subject to the specific remedies set forth in clause 12.

5.5	Adjustment Amount

No later than 10 Business Days after the Closing Purchase Price Calculation has become final and binding on the Parties, cf. clause 5.4, the owing Party shall pay to the other Party the Adjustment Amount plus Interest from the Closing Date. Default Interest shall be payable from the expiry of the 10 Business Day period.

6.	EARN-OUTS

6.1	The Sellers shall be entitled to receive additional consideration with respect to the (i) 2018 Revenue Earn-Out, (ii) Phase-1 Revenue Earn-Out and (iii) Phase-2 Revenue Earn-Out (collectively referred to as the “Earn-Out Payments”) payable by the Buyer, subject to certain financial performance conditions being satisfied as specified in clauses 6.2 through 6.4.

6.2	2018 Revenue Earn-Out

6.2.1

The Sellers shall be eligible for an additional Earn-Out Payment with respect to the 2018 Revenue Earn-Out of up to EUR 27,300,000 depending on the consolidated Revenues of the Group during the 2018 Revenue Period as illustrated in Schedule 6.2.1. Accordingly, the Sellers shall be entitled to an additional linear Earn-Out Payment of EUR 0.6825 for every DKK 1 of consolidated Revenues of the Group during the 2018 Revenue Period that exceeds the 2018 Revenue Hurdle up to a

21/46
Dok.nr. 18558174.1

maximum Earn-Out Payment with respect to the forecast Earn-Out of EUR 27,300,000 if the 2018 Revenue Target is met or exceeded. Notwithstanding the preceding sentences of this clause 6.2.1 and any other provisions of this Agreement, no Earn-Out Payment with respect to the 2018 Revenue Earn-Out shall be paid if the Group does not achieve a minimum EBIT Margin of 8% during the 2018 Revenue Period, however, calculated in accordance with the calculation examples set forth in Schedule 6.2.1.

6.3	Phase-1 Revenue Earn-Out

6.3.1	The Sellers shall be eligible for an additional Earn-Out Payment with respect to the Phase-1 Revenue Earn-Out of up to EUR 35,200,000 depending on the consolidated Revenues of the Group during the Phase-1 Revenue Period as illustrated in Schedule 6.2.1. Accordingly, the Sellers shall be entitled to an additional linear Earn-Out Payment of EUR 0.1956 for every DKK 1 of consolidated Revenues of the Group during the Phase-1 Revenue Period that exceeds the Phase-1 Revenue Hurdle up to a maximum Earn-Out Payment with respect to the forecast Earn-Out of EUR 35,200,000 if the Phase-1 Revenue Target is met or exceeded. Notwithstanding the preceding sentences of this clause 6.3.1 and any other provisions of this Agreement, no Earn-Out Payment with respect to the Phase-1 Revenue Earn-Out shall be paid if the Group does not achieve a minimum EBIT Margin of 16% during the Phase-1 Revenue Period, however, calculated in accordance with the calculation examples set forth in Schedule 6.2.1.

6.4	Phase-2 Revenue Earn-Out

6.4.1	The Sellers shall be eligible for an additional Earn-Out Payment with respect to the Phase-2 Revenue Earn-Out of up to EUR 38,800,000 depending on the consolidated Revenues of the Group during the Phase-2 Revenue Period as illustrated in Schedule 6.2.1. Accordingly, the Sellers shall be entitled to an additional linear Earn-Out Payment of EUR 0.1078 for every DKK 1 of consolidated Revenues of the Group during the Phase-2 Revenue Period that exceeds the Phase-2 Revenue Hurdle up to a maximum Earn-Out Payment with respect to the forecast Earn-Out of EUR 38,800,000 if the Phase-2 Revenue Target is met or exceeded. Notwithstanding the preceding sentences of this clause 6.4.1 and any other provisions of this Agreement, no Earn-Out Payment with respect to the Phase-2 Revenue Earn-Out shall be paid if the Group does not achieve a minimum EBIT Margin of 17% during the Phase-2 Revenue Period, however, calculated in accordance with the calculation examples set forth in Schedule 6.2.1.

6.5	Determination of Revenues; Quarterly Product Revenue Statements

6.5.1	The Revenues shall be determined in accordance with the principles set forth in clause 6.9.

22/46
Dok.nr. 18558174.1

6.5.2	Following the Closing Date, no later than 40 calendar days following the end of its fiscal quarter and 90 calendar days following the end of its fiscal year, the Buyer shall by Notice to the Sellers’ Representative provide a statement setting forth the consolidated Revenues of the Group during the previous fiscal quarter of the Buyer (the “Quarterly Product Revenue Statement”) and the associated EBIT Margin. Further, a Quarterly Product Revenue Statement relating to a fourth quarter shall always be accompanied by the Group’s consolidated audited annual report for the relevant fiscal year. Such obligation to prepare Quarterly Product Revenue Statements shall expire once the Quarterly Product Revenue Statement has been prepared that follows the end of the Phase-2 Revenue Period.

6.5.3	The Sellers’ Representative shall be entitled to request access to and the Buyer shall be obligated to provide the Sellers’ Representative with any underlying information and documentation reasonably required by the Sellers’ Representative in order to review the Quarterly Product Revenue Statements, including the relevant parts of the Buyer’s and the Group’s accounts, reasonable access to relevant personnel and, if existing, auditor’s long form audit reports.

6.5.4	Without prejudice for any subsequent Objections made by the Sellers’ Representative, the Sellers’ Representative and a representative of the Buyer shall meet by conference call each quarter to discuss the Quarterly Product Revenue Statement and to give the Sellers’ Representative the opportunity to discuss any items concerning the conduct of the Buyer or the Group until the lapse of the Phase-2 Revenue Period. The Sellers’ Representative shall participate in the meeting and shall in good faith report on any issues concerning the conduct of the Buyer or the Group until lapse of the Phase-2 Revenue Period that has or could reasonably be expected to have an impact on the Group’s ability to achieve the Revenues or associated EBIT Margins required to achieve one or more of the Earn-Outs. The Sellers’ Representative may not, neither in these nor any other discussions, whether relating to the Earn-Outs or any other issues, disclose to the Sellers any confidential information relating to the Group, the Buyer or any of its Affiliates, except for facts and circumstances that already have been disclosed by or on behalf of the Buyer to the Sellers, noting, that the Sellers’ Representative is entitled to share and discuss confidential information comprised by this clause 6.5.4 with his advisors under professional duty of confidentiality.

6.6	Objection to the Quarterly Product Revenue Statement

6.6.1

If the Sellers’ Representative disagrees with any element of any Quarterly Product Revenue Statement, the Sellers’ Representative must give Notice of an Objection to the Buyer no later than 25 Business Days after the Sellers’ Representative’s receipt of a Quarterly Product Revenue Statement covering the fourth quarter in a given calendar year (accompanied by the Group’s consolidated audited annual

23/46
Dok.nr. 18558174.1

report for the relevant fiscal year), if relevant, such notice period will not commence before 10 Business Days after the delivery by the Buyer of such reasonable additional relevant information that the Sellers’ Representative have requested in writing before the expiry of the afore-mentioned 25 Business Days’ time limit in order for the Sellers’ Representative to access in detail the basis for the Quarterly Product Revenue Statement in question. The Sellers’ Representative must describe in reasonable detail each Objection including, if applicable, the Sellers’ Representative’s calculation of the relevant Earn-Out Payment and refer to the provisions of the Agreement that the Sellers invoke in support of their position. Unless (i) any Objection has been served on the Buyer within the time frame stipulated above and (ii) the Objection contains all such information as specified in the immediate preceding sentence, the respective Quarterly Product Revenue Statements will be final and binding on the Parties.

6.6.2	If the Sellers give Notice of an Objection in accordance with clause 6.6.1, the procedures and time frames stipulated in clause 5.4 shall apply mutatis mutandis with regard to determining the Revenues and Earn-Out Payment relating to the 2018 Revenue Earn-Out, the Phase-1 Revenue Earn-Out or the Phase-2 Revenue Earn-Out as the case may be.

6.7	Determination of EBIT Margin; EBIT Margin Calculations

6.7.1	No later than 90 calendar days following the end of the last quarter of the 2018 Revenue Period, the Phase-1 Revenue Period and the Phase-2 Revenue Period respectively, the Buyer shall by Notice to the Sellers’ Representative provide a calculation of the EBIT Margin for the 2018 Revenue period, the Phase-1 Revenue Period and the Phase-2 Revenue Period respectively (the “EBIT Margin Calculation”).

6.7.2	If the Sellers’ Representative disagrees with any element of an EBIT Margin Calculation, the Sellers’ Representative must give Notice of an Objection to the Buyer no later than 25 Business Days after the Sellers’ Representative’s receipt of the relevant EBIT Margin Calculation, if relevant, such notice period will not commence before 10 Business Days after the delivery by the Buyer of such reasonable additional relevant information that the Sellers’ Representative have requested in writing before the expiry of the afore-mentioned 25 Business Days’ time limit in order for the Sellers’ Representative to access in detail the basis for the EBIT Margin Calculation in question. The Sellers’ Representative must describe in reasonable detail each Objection including, if applicable, the Sellers’ Representative’s calculation of the EBIT Margin and refer to the provisions of the Agreement that the Sellers invoke in support of their position. Unless (i) any Objection has been served on the Buyer within the time frame stipulated above and (ii) the Objection contains all such information as specified in the immediate preceding sentence, the respective EBIT Martin Calculation will be final and binding on the Parties.

24/46
Dok.nr. 18558174.1

6.7.3	If the Sellers give Notice of an Objection in accordance with clause 6.7.2, the procedures and time frames stipulated in clause 5.4 shall apply mutatis mutandis with regard to determining the EBIT Margin relating to the 2018 Revenue Earn-Out, the Phase-1 Revenue Earn-Out or the Phase-2 Revenue Earn-Out as the case may be.

6.8	Due date of Earn-Out Payments relating to 2018 Revenue Earn-Out, the Phase-1 Revenue Earn-Out or the Phase-2 Revenue Earn-Out

6.8.1	The Earn-Out Payment provided for in clause 6.2 (2018 Revenue Earn-Out) shall become due and payable in cash in EUR to the Sellers’ Bank Account 10 Business Days after completion of the audit of the consolidated annual accounts of the Group for 2018 complying with applicable statutory filing obligations according to Danish Law, it being understood that, if the Sellers’ Representative gives Notice of an Objection in accordance with clause 6.6.1, the Buyer shall initially only be obliged to pay the undisputed amount, if any, to the Sellers and then subsequently, when the Revenues and/or the EBIT Margin (as the case may be) and the relevant Earn-Out Payment have been finally determined in accordance with clause 6.6.2, the Buyer shall pay the additional Earn-Out Payment including Interest, if any, to the Sellers’ Bank Account. From the relevant due date (as described above) with respect to the 2018 Revenue Earn-Out Interest shall accrue until payment has been made in full.

6.8.2	The Earn-Out Payment provided for in clause 6.3 (Phase-1 Revenue Earn-Out) shall become due and payable in cash in EUR to the Sellers’ Bank Account 10 Business Days after completion of the audit of the consolidated annual accounts of the Group for 2019 complying with applicable statutory filing obligations according to Danish Law, it being understood that, if the Sellers’ Representative gives Notice of an Objection in accordance with clause 6.6.1, the Buyer shall initially only be obliged to pay the undisputed amount, if any, to the Sellers and then subsequently, when the Revenues and/or the EBIT Margin (as the case may be) and the relevant Earn-Out Payment have been finally determined in accordance with clause 6.6.2, the Buyer shall pay the additional Earn-Out Payment including Interest, if any, to the Sellers’ Bank Account. From the relevant due date (as described above) with respect to the Phase-1 Revenue Earn-Out Interest shall accrue until payment has been made in full.

6.8.3

The Earn-Out Payment provided for in clause 6.4 (Phase-2 Revenue Earn-Out) shall become due and payable in cash in EUR to the Sellers’ Bank Account 10 Business Days after completion of the audit of the consolidated annual accounts of the Group for 2020 complying with applicable statutory filing obligations according to Danish Law, it being understood that, if the Sellers’ Representative gives Notice of an Objection in accordance with clause 6.6.1, the Buyer shall initially only be obliged to pay the undisputed amount, if any, to the Sellers and then

25/46
Dok.nr. 18558174.1

subsequently, when the Revenues and/or the EBIT Margin (as the case may be) and the relevant Earn-Out Payment have been finally determined in accordance with clause 6.6.2, the Buyer shall pay the additional Earn-Out Payment including Interest, if any, to the Sellers’ Bank Account. From the relevant due date (as described above) with respect to the Phase-2 Revenue Earn-Out Interest shall accrue until payment has been made in full.

6.9	Accounting Policies, Conduct of business during the Earn-Out period

6.9.1	For purpose of determining the 2018 Revenue Earn-Out, the Phase-1 Revenue Earn-Out and the Phase-2 Revenue Earn-Out, respectively, the relevant Revenues and EBIT Margins shall be determined by applying the Accounting Policies, except that when calculating the Revenues and EBIT Margins for purposes of determining the 2018 Revenue Earn-Out, the Phase-1 Revenue Earn-Out and the Phase-2 Revenue Earn-Out,

a)	if Products are sold from a Group Company to the Buyer or an Affiliate of the Buyer that is not a Group Company (including if such sales are made to sell the Products on to third Persons), such sales to the Buyer or its Affiliates shall be deemed to have been made at the Group’s distributor list prices applicable at the time of the sale net of any standard distributor discounts and rebates (e.g. bonus),

b)	Revenues are calculated net of all types of discounts / rebates,

c)	any amounts that do not become collectible (whether due to credit memo or bad debt) will not count as Revenues and will be reduced from the Revenues calculation during the period in which such amounts become uncollectible (e.g. written-off); if such amounts turn out to be uncollectible after a Quarterly Product Revenue Statement has been delivered, including the final Quarterly Product Revenue Statement relating to the 2018 Revenue Earn-Out, the Phase-1 Revenue Earn-Out or the Phase-2 Revenue Earn-Out, the Buyer may make corresponding adjustments in any subsequent Quarterly Product Revenue Statement or submit an additional Quarterly Product Revenue Statement, and the Sellers shall repay to the Buyer any Earn-Out Payments that they already received with respect to such uncollectible amounts, always provided that if the Group (i) has recovered or will be entitled to recover such amount (or any part thereof) under a trade credit insurance then an adjustment shall only be made with respect to the residual amount not being covered by the trade credit insurance, (ii) further provided that if the Group after the Closing Date will not maintain the Group’s past practice with respect to taking out trade credit insurances, the uncollectible amounts shall be calculated as if such practice had been maintained on substantially similar terms as those in place as of the Effective Date, and/or (iii) if the relevant amount subsequently is paid to the Group,

26/46
Dok.nr. 18558174.1

d)	Revenues exclude VAT, and

e)	if any trade or commercial arrangements between a Group Company and the Buyer or any Affiliate of the Buyer (which is not already covered by clause 6.9.1 (a)) has not been made on arms’ length conditions, such trade or commercial arrangements shall be deemed to have been made on arms’ length conditions and the Revenues shall be calculated accordingly.

6.9.2	If the Sellers have indemnified the Buyer or a Group Company for any Breach or any indemnification pursuant to clause 10, then for the purpose of determining the Revenues and EBIT Margin, any such indemnification payment shall (on a EUR for EUR basis or other relevant currency, as the case may be) be treated as Revenues if and to the extent the underlying Breach or cause for indemnification resulted in a reduction of Revenues of any Group Company.

6.9.3	For purpose of determining any payment related to the 2018 Revenue Earn-Out, the Phase-1 Revenue Earn-Out and the Phase-2 Revenue Earn-Out, respectively, if there are any discrepancies between the Accounting Policies and the provisions set out in this clause 6.9, the provisions in this clause 6.9 shall prevail.

6.9.4	During the period from the Closing Date until the lapse of the Phase-2 Revenue Period, the Buyer undertakes and shall cause the Group to:

a)	conduct the business of the Group as a stand-alone and separate business unit in the ordinary course consistent with past practice with a view, in good faith, to maximize the Revenues and achieve the EBIT Margin of the Group consistent with Schedule 6.9,

b)	use its commercially reasonable efforts to provide the resources and make the investments necessary to operate the business of the Group consistent with Schedule 6.9,

c)	not materially change the pricing or margin strategy of the Group as contemplated in Schedule 6.9,

d)	use its commercially reasonable efforts to carry out the additional staff hiring as contemplated in Schedule 6.9,

27/46
Dok.nr. 18558174.1

e)	not change the legal structure of the Group in a manner that will have any adverse effect on the calculation of Revenues or EBIT Margin for purposes of the Earn-Outs, it being understood that that the shares of Mobile Industrial Robots Inc. may in any event be transferred to the Guarantor or an Affiliate of the Guarantor established in the U.S., provided, however, that after such transfer, Mobile Industrial Robots Inc. will remain a “Subsidiary” and member of the “Group” for all purposes of this Agreement including but not limited to the calculation of Revenues and EBIT Margin for the Earn-Outs in Clause 6,

f)	generally maintain the Group’s operations as a distinct business and not integrate its business with other entities (or outsource production) in a manner that would or would reasonably be expected to negatively impact the Group’s ability to achieve the Revenues and EBIT Margins required for the full Earn-Out Payments,

g)	not complete a sale or transfer of the Company or the Group to a third Person during the 2018 Revenue Period, the Phase-1 Revenue Period or the Phase-2 Revenue Period, including any sale or transfer of the Group’s material assets, and

h)	not take any action, the purpose of which is to deprive the Sellers of or materially reduce any of the Earn-Out Payments,

unless, in each case above, except for h), any such measure is a reasonable response to any changes or developments in (A) the economic or competitive environment of the Group as a whole, (B) market conditions for the Group as a whole or (C) the financial, business or operating condition of the Group as a whole.

6.9.5	The Buyer shall procure that the Group is managed and operated in a commercially reasonable manner and, subject to the exceptions at the end of clause 6.9.4, consistent in all material respects with Schedule 6.9, as it may be amended from time to time in accordance with this Agreement. The Buyer may submit a request in writing to the Sellers’ Representative to consent to any measure, action or omission, including a modification to Schedule 6.9 that, without such consent, would otherwise constitute a violation of the provisions of clause 6.9.4. If the Sellers’ Representative gives its consent, no such violation shall be deemed to have occurred. The Sellers’ Representative shall in good faith provide its consent unless the Sellers’ Representative reasonably and in good faith believes that the proposed modification, measure, action or omission shall impact or potentially may impact the Group’s ability to achieve the Revenues or EBIT Margin required to achieve one or more of the Earn-Outs. The Parties agree that the filing of patent applications and/or the implementation of engineering design changes related to the business of the Group will not constitute a non-compliance with the provisions of this clause 6.9.5 and/or clause 6.9.4.

28/46
Dok.nr. 18558174.1

6.9.6	As long as Thomas Visti Jensen continues to work for any Group Company, and then after, but during the Earn-Out periods, any successor CEO of any Group Company, such person shall cooperate with the Buyer to procure that the Group is managed and operated in a commercially reasonable manner and, subject to the exceptions at the end of clause 6.9.4, consistent in all material respects with Schedule 6.9, as it may be amended from time to time in accordance with this Agreement. If during the period Thomas Visti Jensen is CEO of the Group, in response to the Group performing during the Phase-2 Revenue Period inconsistent with Schedule 6.9, the Buyer takes actions consistent with Schedule 6.9, such actions shall for the avoidance of doubt not constitute non-compliance with clause 6.9.4.

6.9.7	If the Buyer or any Group Company carries out any actions or omissions that constitute a non-compliance with the provisions of clause 6.9 and the action or omission has or could reasonably be expected to have a material impact on the Group’s ability to achieve the Revenues or the EBIT Margin required to achieve one or more of the Earn-Outs, then the Sellers’ Representative shall without undue delay upon actual knowledge of the action or omission provide the Buyer with written Notice of such non-compliance. The Buyer shall have 20 Business Days to correct or dispute such Notice of non-compliance. If the Buyer disputes the asserted non-compliance or the Sellers’ Representative does not accept the Buyer’s correction to the asserted non-compliance, then the Sellers’ Representative and a designated Buyer’s representative shall (i) discuss the dispute and, (ii) if the Buyer should ultimately agree that there was a non-compliance with the provisions of clause 6.9, discuss for purposes of calculating the relevant Earn-Out in good faith any adjustments to the Revenues or the EBIT Margin, as the case may be, generated by the Group Companies as if such non-compliance had not taken place. If the Buyer and the Sellers’ Representative are unable to reach agreement about whether there was a non-compliance with the provisions of clause 6.9 and/or the respective adjustment of the Revenues or the EBIT Margin generated by the Group Companies due to such non-compliance, each of them may initiate a claim under clause 16. The subject matter of such arbitration shall be to ascertain: (i) if a non-compliance of the provisions of clause 6.9 has occurred, and if the arbitrators determine non-compliance has occurred; (ii) if the non-compliance has had an impact on the Group’s ability to achieve one or more of the Earn-Outs; and if the arbitrators determine such non-compliance has had such an impact; (iii) the amount of the Earn-Outs to be accelerated (“Accelerated Earn-Out Payments”), provided that such Accelerated Earn-Out Payments shall in no event exceed the Earn-Out Payments Cap Amount, as set forth below:

29/46
Dok.nr. 18558174.1

6.9.7.1	If the arbitrators determine that a non-compliance has had a material impact on the Group’s ability to achieve one or more of the Earn-Outs, then the arbitrators shall determine the Accelerated Earn-Out Payments as set forth below:

a)	if the non-compliance occurred during the 2018 Revenue Earn-Out Period, an amount of EUR 13,650,000 million under the 2018 Revenue Earn-Out shall become immediately accelerated and payable to the Sellers and in addition thereto if it is the arbitrators’ assessment that in the absence of such non-compliance and based on the Group’s accumulated Revenues performance since 1 January 2018 it is more likely than not that the Sellers would have achieved an Earn-Out Payment in excess of EUR 13,650,000 under the 2018 Revenue Earn-Out, the Phase-1 Revenue Earn-Out and/or the Phase-2 Revenue Earn-Out, then such excess Earn-Out Payments as determined by the arbitrators shall also become accelerated and payable to the Sellers,

b)	if the non-compliance occurred during the Phase-1 Revenue Earn-Out Period, but after lapse of the 2018 Revenue Period, an amount of EUR 17,600,000 million under the Phase-1 Earn-Out shall become immediately accelerated and payable to the Sellers and in addition thereto if it is the arbitrators’ assessment that in the absence of such non-compliance and based on the Group’s accumulated Revenues performance since 1 January 2018 it is more likely than not that the Sellers would have achieved an Earn-Out Payment in excess of EUR 17,600,000 under the Phase-1 Revenue Earn-Out and/or the Phase-2 Revenue Earn-Out, then such excess Earn-Out Payments as determined by the arbitrators shall also become accelerated and payable to the Sellers,

c)	if the non-compliance occurred during the Phase-2 Revenue Earn-Out Period but after lapse of the Phase-1 Revenue Period and if it is the arbitrators’ assessment that in the absence of such non-compliance and based on the Group’s accumulated Revenues performance since 1 January 2018 it is more likely than not that the Sellers would have achieved an Earn-Out Payment under the Phase-2 Revenue Earn-Out, then all or a part of the Phase-2 Revenue Earn-Out as determined by the arbitrators shall become accelerated and payable to the Sellers.

6.9.7.2	If the arbitrators determine that a non-compliance has had an impact, but not a material impact, on the Group’s ability to achieve one or more of the Earn-Outs, then the arbitrators shall determine the Accelerated Earn-Out Payments based on a reasonable estimate of the amount of the Earn-Out the Group more likely than not would have achieved in the absence of such non-compliance.

30/46
Dok.nr. 18558174.1

6.9.8	After the lapse of each of the 2018 Earn-Out Period, the Phase-1 Revenue Earn-Out Period or the Phase-2 Revenue Period, respectively, and notwithstanding any Accelerated Earn-Out Payments pursuant to clause 6.9.7, to the extent that the Group has achieved Revenues and the EBIT Margin under the applicable Earn-Out, the Buyer shall make any required Earn-Out Payment as provided in this Agreement, however, deducting any Accelerated Earn-Out Payments already determined and paid pursuant to clause 6.9.7. Any rights set forth in clause 6.9.7 shall be the only remedies of the Sellers in case of any non-compliance of the Buyer with the provisions of clause 6.9, provided however, that in addition hereto, the Buyer shall reimburse reasonable costs to advisors of the Sellers’ Representative incurred in connection with establishing grounds to document the specific non-compliance with the provisions of this clause 6.9. If the Parties cannot agree on the amount of such reasonable advisor costs to be reimbursed, the amount of advisor costs of the Sellers’ Representative to be reimbursed by the Buyer shall be decided by arbitration pursuant to clause 16.2. The arbitrators shall when deciding the dispute inter alia take into consideration the degree to which the Sellers’ positions on the alledged non-compliance with the provisions of this clause 6.9 were justified.

6.10	Capitalized Value of Earn-Out Payments

In respect of section 12 B of the Danish Tax Assessment Act (Ligningsloven) the Parties have agreed that the capitalized value of the Earn-Out Payments amounts to EUR 90,000,000.

7.	COOPERATION AND FURTHER COVENANTS

7.1	General Cooperation

7.1.1	Subject to the terms and conditions of this Agreement, the Buyer and the Sellers and their respective Affiliates shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement. The Sellers and the Buyer agree to execute and deliver, and to cause their respective Affiliates to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer ownership of the Shares.

31/46
Dok.nr. 18558174.1

7.2	Access to Information

7.2.1	On and after the Closing Date, the Buyer will afford promptly to the Sellers and their professional advisors reasonable access to the Group Companies’ books of account, financial and other records (including auditor’s work papers), employees and auditors to the extent necessary for the Sellers in connection with any third Person (i.e., not the Buyer or any of Buyer’s Affiliates) audit, investigation, dispute or litigation relating to a Group Company; provided that any such access by the Sellers shall not unreasonably interfere with the conduct of the business of the Group. The Sellers shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

7.3	Waiver of Claims

7.3.1	Each Seller (including on behalf of its Affiliates and closely related Persons) hereby irrevocably waives any claims it or they may have against any Group Company as of the Closing Date, except for ordinary outstanding claims for board of directors’ fees, salary, bonus and similar payments arising out of the employment agreements and consultancy agreements, if applicable.

8.	CLOSING

8.1	Closing shall, unless otherwise agreed by the Parties, take place at the offices of Bech-Bruun Law Firm, Langelinie Allé 35, 2100 Copenhagen, Denmark, on 25 April 2018, at 13:00 CET.

8.2	At Closing, the Sellers’ Representative must deliver the following documents:

(a)	the Company’s original register of shareholders evidencing that the Buyer is entered as the owner of the Shares free from any Third Party Rights;

(b)	letters of resignation from each member of the board of directors of the Company;

(c)	the Escrow Agreement duly executed by the Sellers;

(d)	a final version of the Closing Memorandum executed on behalf of the Sellers;

(e)	evidence of the authority of the individual(s) signing the Closing Memorandum on behalf of the Sellers;

(f)	the Service Agreement, duly signed by Thomas Visti Jensen and the Company;

32/46
Dok.nr. 18558174.1

(g)	the Employment Agreement, duly executed by Niels Jul Jacobsen and the Company;

(h)	the Employment Addenda, duly signed by the Company and the respective employees being parties thereto;

(i)	the new Employment Bonus Scheme attached as Schedule 8.3(e), duly signed by the Company and the respective employees being parties thereto;

(j)	evidence, in a form acceptable to the Buyer, that (i) all Warrants have been effectively accelerated with the effect that as of 26 April 2018 all non-exercised Warrants will effectively expire unless exercised by 25 April 2018 at the latest and (ii) that as at the time of Closing no Warrants have been exercised;

(k)	the Option Cancellation Agreement, duly signed by the Company and Ed Mullen attached as Schedule 8.2(k); and

(l)	an updated version of the Company’s articles of association reflecting that article 11.1.1 has been deleted.

8.3	At Closing, the Buyer must take the following actions and deliver the following documents:

(a)	transfer the Preliminary Closing Purchase Price less the Escrow Amount into the Sellers’ Bank Account in immediately available funds in EUR, as evidenced by confirmation from the Sellers’ Bank Account that the payment has been received, such payment being a sufficient discharge of the Buyer’s liability for such sum owed to the Sellers and accordingly the Buyer shall not be concerned to see the application thereof between the Sellers;

(b)	transfer the Pay-Off Amounts into the accounts notified by the Sellers to the Buyer pursuant to clause 3.1(d) in immediately available funds;

(c)	transfer the Escrow Amount into the Escrow Account in immediately available funds;

(d)	the Escrow Agreement duly executed by the Buyer;

(e)	approve by way of signing the Closing Memorandum that the Company implements the new Employment Bonus Scheme attached as Schedule 8.3(e) in the Group;

33/46
Dok.nr. 18558174.1

(f)	a final version of the Closing Memorandum executed on behalf of the Buyer; and

(g)	evidence of the authority of the individual(s) signing the Closing Memorandum on behalf of the Buyer.

8.4	The actions taken under clauses 8.2 and 8.3 will be considered to have been taken simultaneously, and none of the actions taken by one Party will be considered to have been taken until the actions to be taken by the other Party have also been taken. In connection with the completion of Closing, the Parties must approve and sign the Closing Memorandum.

9.	ACTIONS AFTER CLOSING

9.1	Notification of Resignations

9.1.1	The Buyer undertakes to, or cause the relevant Group Company to, notify the Danish Business Authority no later than 2 Business Days after the Closing Date and for similar relevant foreign public authorities and registers, if any, no later than 20 Business Days after the Closing Date about the retirement of board members in accordance with clause 8.2(b) and pending the de-registrations of such board members, the Buyer shall indemnify and hold harmless such individuals against any and all claims of whatever nature arising out of the operations of the Group after the Closing Date. The Buyer undertakes promptly to provide the Sellers’ Representative with evidence of such completed de-registrations.

9.2	Joint Taxation

9.2.1	The Company is presently not subject to mandatory tax consolidation pursuant to Section 31 of the Danish Company Tax Act. When the Buyer as of the Closing Date commences to control the Company for the purpose of Section 31 of the Danish Company Tax Act, the Company will be jointly taxed with the Buyer and existing Danish (direct or indirect) subsidiaries of the Guarantor.

9.2.2	The Buyer will procure that notice is given to the Danish tax authorities (“SKAT”) of the Company’s commencement of joint taxation with the Buyer and the existing Danish subsidiary of the Buyer’s UK parent company per the Closing Date. The notice will be submitted to SKAT no later than 30 Business Days after the Closing Date.

34/46
Dok.nr. 18558174.1

10.	SPECIAL INDEMNIFICATIONS

10.1	Tax Indemnity

10.1.1	Notwithstanding any other provisions of this Agreement, the Sellers undertake—to the extent not fully provided for in the Closing Purchase Price Calculation—to indemnify and hold harmless the Buyer or, at the Buyer’s election, the respective Group Companies, on a EUR for EUR basis, from and against any Tax claims, including any losses and costs (including fees of external advisers, claims, penalties, interests etc.) incurred by any Group Company (i) relating to any period until the Effective Date that are payable by any Group Company after the Effective Date or (ii) that are triggered or arise, directly or indirectly, as a consequence of the transactions contemplated by this Agreement, including, but not limited to, the acceleration and/or expiry of the Warrants and/or the introduction by the Company of the Employment Bonus Scheme. With respect to fiscal years and/or accounting periods beginning before the Effective Date and ending after the Effective Date, the portion of Taxes related to the time period until the Effective Date shall be deemed equal to the amount which would have to be assessed by the competent Tax authority if the Effective Date was the end of the respective business year and/or accounting period of the relevant Group Company. Notwithstanding the aforementioned, the Sellers shall not be liable in respect of any claim pursuant to this clause 10.1.1 to the extent that Taxes arise or are increased by reason of (i) any change after the Effective Date in the bases, methods or policies of Tax accounting of the Buyer, the Company or any Group Company other than in the ordinary course of business as conducted at the Effective Date, or (ii) any Tax claim occurring due to or otherwise as a result of the joint taxation with Buyer or Buyer’s Affiliates as further described in clause 9.2 which would not have occurred without such joint taxation. To the extent that the Sellers can reasonably demonstrate that an actual Tax relief is available to the Buyer or any Group Company in relation to the Tax claim in question, the Buyer shall reimburse such actual Tax relief if and when it is received by the respective Group Company.

10.1.2	Any payment under clause 10.1.1 above shall be due and payable by the Sellers from the Escrow Account and if such payment is made after release of the Escrow Account only then directly from the Sellers within 15 Business Days after the Sellers’ Representative has been notified in writing by the Buyer about the payment obligation and the corresponding payment date pursuant to this Agreement and has received a copy of the relevant Tax assessment notice or Tax return, but in no event earlier than 5 Business Days before the relevant Tax to be indemnified is due and payable to the Tax authority. If any Tax for which indemnification is sought under clause 10.1.1 is contested, the payment of such Tax by the Sellers shall be due 5 Business Days after such Tax has been finally and bindingly determined by the relevant Tax authority or court of proper jurisdiction, provided that the Tax authority has suspended payment of such Tax until such Tax becomes final and binding. If the Tax authority did not suspend payment of such Tax, the Sellers shall make respective advance indemnification payments to the Buyer. If the final amount to be indemnified for such Tax is lower than the advance indemnification payment made by the Sellers, the Buyer shall reimburse the difference to Sellers, including all interest received thereon from the respective Tax authority, if any.

35/46
Dok.nr. 18558174.1

10.1.3	Any claims under clause 10.1.1 shall become time-barred 3 months after the later of (i) the underlying Tax has been finally and bindingly determined by the Tax Authorities or (ii) the expiry of the statutory limitation period for the Tax claim in question.

10.1.4	Any costs and payments of the Group Companies relating to the Closing, including exit bonuses, shall for purposes of this clause 10.1 be attributed to the time period before the Closing.

10.2	Other specific indemnities

10.2.1	Notwithstanding any other provisions of this Agreement, the Sellers undertake—to the extent not fully provided for in the Closing Purchase Price Calculation—to indemnify and hold harmless the Buyer or, at the Buyer’s election, the respective Group Companies, on a EUR for EUR basis, from and against (i) any claims, losses and/or costs (including, but not limited to, costs (whether external or internal) of any repairs or other remedial works undertaken by the Group Companies, fees of external advisers, claims from customers, penalties, interests etc.) incurred by any Group Company as a result of or in connection with the issues detailed in index 4.23.1 of the Due Diligence Information.

10.2.2	Notwithstanding any other provisions of this Agreement, the Sellers undertake—to the extent not fully provided for in the Closing Purchase Price Calculation - to indemnify and hold harmless the Buyer or, at the Buyer’s election, the respective Group Companies, on a EUR for EUR basis, from and against any claims, losses and/or costs incurred by any Group Company in connection with the intellectual property matters set forth in indices 14.1 and 14.2 of the Due Diligence Information.

10.2.3	Notwithstanding any other provisions of this Agreement, the Sellers undertake to indemnify and hold harmless the Buyer or, at the Buyer’s election, the respective Group Companies, on a EUR for EUR basis, from and against any claims, losses and/or costs (excluding however, for the avoidance of doubt, ordinary bonus payments pursuant to the Employment Bonus Scheme) relating to (i) the redemption or purchase of shares in any Group Company (other than the Shares) which have been or may be subscribed for or purchased by any Person on the basis of any Warrants issued, offered or promised, directly or indirectly, by any Group Company to such Person as at or before the Closing Date and/or (ii) the settlement, cancellation, annulment and/or expiry of any Warrants issued, offered or promised, directly or indirectly, by any Group Company to any Person as at or before the Closing Date.

36/46
Dok.nr. 18558174.1

10.2.4	Any payment under clauses 10.2.1, 10.2.2 and 10.2.3 above shall be due and payable by the Sellers from the Escrow Account and if such payment is made after release of the Escrow Account only then directly from the Sellers within 15 Business Days after the Sellers’ Representative has been notified in writing by the Buyer about the payment obligation and the corresponding payment date pursuant to this Agreement. For the avoidance of doubt, the Buyer shall be entitled to set-off any claim made pursuant to clauses 10.2.1, 10.2.2 and 10.2.3 against the Sellers’ right to any Earn-Outs.

10.2.5	Any claims under clauses 10.2.1, 10.2.2 and 13.2.3 shall become time-barred 3 years after Closing.

10.3	Limitations

10.3.1	None of the limitations in clauses 11 or 12 shall apply to this clause 10, except for clauses 12.2 – 12.3 and 12.6, however, the Sellers’ aggregated liability pursuant to this clause 10 together with liability for any other Losses due to a Breach of the Sellers’ Warranties shall in no event exceed the Cap and the Sellers’ liability pursuant to this clause 10 shall always be several and not joint. Notwithstanding anything to the contrary in this clause 10.2 and for the avoidance of doubt, any amount for which the Sellers have indemnified the Buyer or a Group Company pursuant to clause 10.1 shall not be included in the Basket pursuant to clause 12.4.1(b). Moreover, for the avoidance of doubt, no multiple shall be applied in whatever context establishing and calculating a claim with reference to clause 10.2, cf. also clause 12.2.1.

11.	WARRANTIES

11.1	Sellers’ Warranties

11.1.1	The Sellers have made the Warranties stated in Schedule 11.1 to the Buyer, such Warranties being (i) the only representations or warranties given by the Sellers, and (ii) made as of the Signing Date and to be deemed repeated as of the Closing Date unless such Warranty expressly is made as of the Signing Date only. The Buyer acknowledges that it is not relying on any express or implied representations or warranties whatsoever, except as expressly set forth in this Agreement and further acknowledges that the Sellers make no representation or warranty whatsoever with respect to any projections, estimates, forecasts or budgets delivered to or made available to the Buyer or its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Group or the future business and operations of the Group.

37/46
Dok.nr. 18558174.1

11.1.2	Except with respect to Breaches of the Title Warranties, the Sellers are not liable for any Breach of the Sellers’ Warranties to the extent it is within the Buyer’s Knowledge that the Sellers’ Warranties were incorrect or misleading or to the extent matters rendering any of the Sellers’ Warranties incorrect or misleading have been Disclosed to the Buyer before the Buyer and the Guarantor have signed this Agreement.

11.2	Buyer’s Warranties

The Buyer has made the following Warranties to the Sellers as of the Signing Date and as of the Closing Date:

(a)	The Buyer is a corporation duly organized and validly existing under the laws of the Denmark and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)	The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby have all been duly authorized by all requisite action on the part of the Buyer.

(c)	This Agreement has been duly executed and delivered by the Buyer and this Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(d)	No consent of any shareholder, board of directors or any other Person or body is required in connection with the execution, delivery and performance by the Buyer of the Agreement.

(e)

Except as may be required under any merger control Laws, the execution, delivery and performance by the Buyer of this Agreement does not and will not (i) violate, conflict with or result in the breach of the Buyer’s Corporate Documents, (ii) violate or conflict with or require consent or notification under any, judgment, court order or other decision made by a court, arbitration tribunal or public authority against or binding upon the Buyer, (iii) conflict with or constitute a violation of or require consent or notification under any law or regulation applicable to the Buyer, or (iv) conflict with or

38/46
Dok.nr. 18558174.1

result in breach of or require consent or notification under any agreement to which the Buyer is a party, except for any such agreements in respect of which a breach will not adversely affect the Buyer’s ability to perform any of its obligations under and to consummate the transactions contemplated, by this Agreement.

(f)	The Buyer is not a party to any dispute before a court, arbitration tribunal or public authority which may prevent or delay Closing if the Buyer is unsuccessful in such dispute.

11.3	Buyer’s due diligence

11.3.1	The Buyer has, prior to the execution of this Agreement, conducted its own independent investigation, review and analysis of the Group’s business, assets, liabilities, results of operation, financial condition, software, technology, intellectual property rights and prospects, including through review of the Due Diligence Information as set out in Schedule 1(c).

12.	SELLERS’ LIABILITY, LIMITATIONS AND CLAIMS PROCEDURE

12.1	Survival; Liability for Breach

In the event of any Breach by the Sellers, the Sellers must indemnify and hold the Buyer harmless against and from any Loss in accordance with the general rules of Danish law, subject to the limitations stated in this clause 12; provided that the Sellers shall be entitled to remedy a Breach within 20 Business Days (if capable of being cured) after receipt of the Buyer’s Notice of the claim, and the claim and the Breach will cease to exist if and to the extent the Sellers effectively remedy the Breach and its financial consequences for the Buyer and the Group before expiry of this deadline. For the avoidance of doubt, the Buyer shall be entitled to set-off any claim under this Agreement against the Sellers’ right to any Earn-Outs.

12.2	Calculation of Loss

12.2.1	Notwithstanding anything herein to the contrary, the Sellers shall not be liable for any Loss which has been included in calculation of the Final Purchase Price Calculation. The Buyer’s Loss shall be calculated as the Buyer’s or respective Group Company’s direct loss on a EUR 1 for EUR 1 basis without regard to any methods of calculation (P/E, EBITDA multiple or similar method) used for the determination of the Enterprise Value.

39/46
Dok.nr. 18558174.1

12.2.2	When calculating a Loss, the Buyer must take into account any amount and any similar financial benefit that the Buyer or a Group Company has effectively received or which the Sellers can reasonably demonstrate that the Buyer is entitled to receive from a third party as a result of the Breach or the Loss, and any such amount and benefit must be set off against the Buyer’s claim, including (i) any net tax benefit that the Buyer or a Group Company is entitled to receive as a result of such Breach or Loss and (ii) any insurance payment or benefit that the Buyer or a Group Company has effectively received or is entitled to receive in respect of such Loss (or would have been entitled to receive under the insurance policies in place at the Closing Date).

12.2.3	For the avoidance of doubt, the Buyer shall not be entitled to indemnification or other restitution more than once in respect of the same Loss (no double counting).

12.3	Mitigation

The Buyer is required to mitigate any Loss in accordance with the general rules of Danish law. In furtherance of the foregoing, Buyer undertakes and agrees to use reasonable efforts to recover from a third party any Loss for which an indemnity payment hereunder may be due. If the Buyer receives payment from a third party in respect of a Loss subsequent to an indemnification payment by Sellers against which the Sellers have already indemnified the Buyer, the Buyer shall promptly reimburse the Sellers up to the amount paid by the Sellers in indemnification hereunder.

12.4	Limitations

(a)	The Sellers shall have no obligation to indemnify the Buyer in respect of any Loss in respect of a Breach if the Buyer fails to give Notice (in accordance with clause 12.5.1) of the claim to the Sellers’ Representative no later than on the day falling 18 months after the Effective Date.

12.4.1	The Sellers shall have no obligation to indemnify the Buyer in respect of any Loss caused by a Breach of any of the Warranties unless;

(a)	the amount of such Loss arising from a single Breach or series of related Breaches of any of the Warranties exceeds EUR 100,000 (the “De Minimis Threshold”); and

(b)	the total amount of the Buyer’s Losses in respect of all such Breaches of the Warranties (each exceeding the De Minimis Threshold), is in excess of EUR 1,000,000 (the “Basket”) in which case the Sellers shall be liable for the full amount of such Loss.

40/46
Dok.nr. 18558174.1

12.4.2	The Sellers’ maximum liability for all Losses in respect of all such Breaches and any liability pursuant to any indemnity under clause 10 shall be limited to a total amount equivalent to EUR 24,400,000 (the “Cap”).

12.4.3	The limitations in clause 12.4 do not apply to any Breach of any of the Title Warranties or Breach arising out of or as a result of fraud or wilful misrepresentation, always provided that none of the Sellers’ liability for such Breach can in any event exceed such Seller’s portion of the Purchase Price. For any Breach and the breach of any indemnity or covenant as provided by the Sellers pursuant to this Agreement, the Sellers’ liability shall be several (based on the Sellers’ ownership of the Share on the Closing Date immediately prior to Closing) and not joint.

12.4.4	Any payment by the Sellers as indemnification of Buyer against any Loss will be considered a reduction of the Purchase Price.

12.4.5	The Sellers shall not be liable in respect of any claims to the extent that such claim is attributable to, or such claim otherwise having arisen or is increased as a result of, any Law not being in force at the Closing Date.

12.5	Claims procedure

12.5.1	In the event that the Buyer wishes to make a claim against the Sellers or in the event that the Buyer acquires knowledge of a matter which may give rise to a claim against the Sellers, the Buyer shall give Notice (in accordance with clause 17.2) to the Sellers’ Representative within 30 Business Days, after the Buyer became aware of events or circumstances giving rise to the claim. The Buyer’s Notice must include a reasonably detailed description of the claim, its actual and legal basis and – to the extent reasonably possible – a calculation of the Loss or the estimated Loss together with reasonable supporting documentation. Failure of the Buyer to notify the Sellers’ Representative within the aforementioned 30 Business Days does not release the Sellers from its obligation to indemnify under this Agreement, except to the extent the Buyer’s failure to so notify prejudices the Sellers’ ability to defend against such claim (but not for any other part of the claim for which the Sellers shall remain liable).

12.5.2	The Sellers shall have a period of 30 Business Days from receipt of the Notice of claim to dispute such claim by the Sellers’ Representative providing Notice that the Sellers dispute such claim in accordance with clause 17.2.

12.6	Third Party Claims

12.6.1	If the grounds for a claim in relation to any of the Sellers’ Warranties arise as a result of, or in connection with, a claim by, or alleged liability to, a third Person (a “Third Party Claim”), the Sellers shall be entitled to participate in the defence of any Third Party Claim and, subject to the limitations set forth in this clause. The Buyer shall upon the event of a Third Party Claim:

41/46
Dok.nr. 18558174.1

(a)	As soon as possible, but in no event later than thirty 30 Business Days after the Buyer becomes aware of the relevant fact or set of circumstances, give notice thereof to the Sellers’ Representative;

(b)	give the Sellers’ Representative reasonable access to the personnel of the Buyer and/or the relevant Group Company, as the case may be, and to any relevant premises, accounts, documents and records within their respective possession, and allow the Sellers’ Representative to take copies thereof, in order to enable the Sellers’ Representative to examine the basis of any potential Third Party Claim; and

(c)	subject to the Sellers’ Representative (on behalf of the relevant Seller(s)) in writing accepting full liability for the Third Party Claim:

•	not, and procure that no Group Company will, (i) make any admission of liability and (ii) agree to settle or compromise any Third Party Claim with any Person without obtaining the prior written consent of the Sellers’ Representative, not to be unreasonably withheld or delayed;

•	upon the Sellers’ Representative’s request, allow the Sellers’ Representative the right to dispute and defend such Third Party Claim in the name of the relevant Group Company, and to properly conduct any litigation resulting therefrom.

12.6.2	In case the Buyer fails to comply with the foregoing, the Sellers’ obligation to indemnify the Buyer for the Third Party Claim shall be reduced, if and to the extent such non-compliance has caused an increase in the Loss in respect of the relevant matter.

12.7	Exclusive remedies

After Closing, the rights described in this clause 12 (and clause 17.8) shall be the Buyer’s exclusive remedy for any Breach. Except in case of a Breach of Title Warranties, the Buyer is not entitled to terminate (hæve) the Agreement. The Buyer is not entitled to demand a proportionate reduction of the Purchase Price (forholdsmæssigt afslag). The Buyer expressly waives any right to claim damages from the present or former board of directors or management of any Group Company with respect to any act or omissions of such individuals and the Buyer shall seek its remedy against the Sellers exclusively under the provisions of this Agreement. The provisions in this clause 12.7 do not apply to any matters which are caused by fraud or wilful misrepresentation.

42/46
Dok.nr. 18558174.1

13.	GUARANTEE

The Guarantor hereby as primary obligor (selvskyldnerkaution) irrevocably and unconditionally guarantees the due performance of the obligations of the Buyer under this Agreement, in particular any and all payment obligations under clauses 5 and 6.

14.	RESTRICTIVE COVENANTS

14.1	Non-compete

14.1.1	For a period of 3 years following the Closing Date, each of the Principal Sellers undertakes not to be directly or indirectly engaged in any business which competes with the Group’s business as conducted immediately prior to the Signing Date nor shall such Persons for the avoidance of doubt act as a consultant, owner, or partner of, any business or organization which directly or indirectly competes with or is directly or indirectly engaged in the same business as conducted by the Group prior to the Signing Date. As at the Signing Date, the Principal Sellers are engaged in and have the investment activities described in Schedule 14.1.1, which for the purposes of this Agreement are considered permitted activities and investments not infringing the covenant set forth in this clause 14.1.1.

14.2	Non-solicitation

For a period of 6 months following the Closing Date each of the Principal Sellers undertakes to refrain from enticing or persuading or attempting to entice or persuade any employees to leave their employment with the Group.

14.3	Agreed penalty

In addition to any other relief that may be available to the Buyer, any violation of the covenants in this clause 14 shall trigger an agreed penalty payable from the relevant Principal Seller in breach to the Buyer for an amount of EUR 750,000 (with respect to violation of clause 14.1) and EUR 150,000 (with respect to violation of clause 14.2) for each violation, however, subject to a 5 Business Days remedy period from written notice (if remediable in full). If a violation persists for a period of more than 2 weeks, such continued violation shall be deemed to constitute a new and separate violation, which shall entitle the Buyer to payment of additional penalties for each period of 2 weeks where such violation persists. In addition to any other relief that may be available to the Buyer. The provisions in this clause 14 may be enforced by either the Buyer or a Group Company. For the avoidance of doubt, only the Principal Seller in violation of the provisions in this clause 14 shall be liable for payment of the agreed penalty and the Buyer may not deduct its claim from the Escrow Amount, but shall solely pursue its claim directly from the Principal Seller in violation. Payment of penalty shall not relieve the Principal Sellers of their obligations pursuant to this clause 14.

43/46
Dok.nr. 18558174.1

15.	CONFIDENTIALITY AND PUBLICATION

15.1	Each Party undertakes to treat, and shall procure that its Affiliates and its and their respective representatives treat, Confidential Information strictly confidential and refrain from disclosing it to any third Persons, unless such disclosure is explicitly permitted by this Agreement.

15.2	In this Agreement, “Confidential Information” shall mean:

(a)	with respect to the confidentiality obligations of either Party: the contents of (i) this Agreement, (ii) any related agreements, minutes, term sheets, notes, letters or other documents prepared or executed by a Seller, its Affiliates or its or their representatives on the one hand and the Buyer, its Affiliates or its or their representatives on the on the other hand, and (iii) related discussions and negotiations;

(b)	with respect to the confidentiality obligations of the Sellers alone: any information about the Group Companies and their business and any information obtained in connection with the preparation, negotiation, execution or consummation of this Agreement and the transactions contemplated herein about the Buyer, its Affiliates and its representatives, except, however, that Thomas Visti Jensen, Niels Jul Jacobsen and Esben Hallundbæk Østergaard shall not be deemed to violate this clause 15 as long as they continue to be employed by any Group Company and are entitled to disclose Confidential Information under their respective employment contracts; and

(c)	with respect to the confidentiality obligations of the Buyer alone: until the Closing any information about the Group Companies and their business and as from the date of this Agreement any information obtained in connection with the preparation, negotiation, execution or consummation of this Agreement and the transactions contemplated herein about the Sellers, their Affiliates and their representatives;

except for information that (i) has come into the public domain, or (ii) in the case of paragraphs (b) or (c) has been received from a third Person, except in each of (i) and (ii) where such information has come into the public domain or been received from a third Person following a breach of the confidentiality obligations under this clause 15.

44/46
Dok.nr. 18558174.1

15.3	Each Party may disclose Confidential Information (i) to professional advisors advising it on the transactions contemplated by this Agreement, provided such advisors are bound by contractual or professional confidentiality obligations at least as strict as the obligations under this Agreement and (ii) as may be required by applicable Law, including stock exchange regulations.

15.4	Notwithstanding clauses 15.1 - 15.3, the Buyer and the Sellers’ Representative shall promptly after the Signing Date issue a joint press release in the agreed form attached as Schedule 15.4. The Parties shall, however, not be prevented from disclosing such information which is required to be disclosed under applicable Law or stock exchange regulations.

16.	GOVERNING LAW AND DISPUTES

16.1	The Agreement is governed by and will be interpreted in accordance with Danish law, excluding its conflicts of law rules to the extent they would lead to the application of laws other than Danish law.

16.2	Any dispute arising out of the Agreement, including any dispute concerning its existence or validity that cannot be settled amicably between the Parties must be submitted to the Danish Institute of Arbitration (Danish Arbitration) for final and binding decision. The Danish Institute of Arbitration will apply the rules of procedure in force when the application for arbitration is submitted.

16.3	Each Party will appoint 1 arbitrator (it being understood that the Sellers shall collectively appoint 1 arbitrator). The Danish Institute of Arbitration will appoint 1 further arbitrator who will act as the chairman of the arbitration tribunal. If a Party fails to appoint an arbitrator within 30 Business Days of submitting an application for arbitration or of receiving Notice of arbitration, the Danish Institute of Arbitration will also appoint that arbitrator.

16.4	The arbitration proceedings will take place in Copenhagen and the language of the proceedings will be English.

16.5	The Parties are not entitled to disclose any confidential information relating to the arbitration proceedings to any third party, including information on any decision or arbitration award, unless the other Party has consented in writing to such disclosure. However, either Party is entitled to disclose information relating to the arbitration proceedings to a third party if such disclosure is made to protect its interests in relation to the other Party or to comply with current legislation or public authority decisions, or if such disclosure is required under any listing agreements.

45/46
Dok.nr. 18558174.1

17.	OTHER PROVISIONS

17.1	Each of the Sellers hereby irrevocably appoints Thomas Visti Jensen as its representative (the “Sellers’ Representative”) and authorises the Sellers’ Representative to act on its behalf in connection with all transactions contemplated by this Agreement and to make and receive all Notices, declarations and statements on its behalf. Notwithstanding the foregoing sentences of this clause 17.1, if the Sellers provide to the Buyer any Notice that has been signed by Sellers representing more than 50% of the Shares sold under this Agreement, then such Notice shall be deemed to have been given by and on behalf of all Sellers and such Notice may be given instead of any Notice of the Sellers’ Representative, except, however that if the Sellers’ Representative previously had given a valid Notice regarding the same matter, then the Buyer may rely on such Notice and such Notice of the Sellers’ Representative shall prevail over any conflicting subsequent Notice signed by the Sellers.

17.2	Any notice to be given under the Agreement, including with respect to exercising any rights under this Agreement, must be in writing and delivered by hand or sent by registered mail, by fax or by email (in which case a scanned document duly signed by the respective Parties shall be attached to such email) to the addresses stated in Schedule 17.2 (“Notice”).

17.3	No Party is entitled to assign, in full or in part, the rights and obligations set out in the Agreement without the prior written consent of the other Parties.

17.4	If the Parties agree to amend the Agreement, such agreement must be made in a writing signed by the Parties.

17.5	Unless otherwise explicitly stated in the Agreement, each Party will pay its own costs relating to the negotiations, drafting and conclusion of the Agreement and the fulfilment of the obligations of the Agreement (including all fees for its own legal, financial or other advisors).

17.6	This Agreement shall become effective once signed by all Parties. Until and unless each Party has signed a counterpart, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

46/46
Dok.nr. 18558174.1

17.7	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17.8	The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

The Agreement has been executed in 6 original copies (one original for each of Parties).

SEPARATE SIGNATURE SHEET TO FOLLOW

47/48
Dok.nr. 18558174.1

Signature page to Share Sale and Purchase Agreement

For Teradyne Robotics Holdings Denmark	Teradyne, Inc. (as Guarantor)
ApS

/s/ Michael D. Callahan	/s/ Charles J. Gray
Name: Michael D. Callahan	Name: Charles J. Gray

For Jaccon 2 ApS	For TPC Management ApS

/s/ Karsten Pedersen	/s/ Karsten Pedersen
Name: Karsten Pedersen	Name: Karsten Pedersen

For Esben ApS	For Visti Jensen Holding ApS

/s/ Karsten Pedersen	/s/ Karsten Pedersen
Name: Karsten Pedersen	Name: Karsten Pedersen

For Juul Holding ApS

/s/ Karsten Pedersen
Name: Karsten Pedersen

48/48
Dok.nr. 18558174.1

As Principal Sellers:

/s/ Niels Jul Jacobsen	/s/ Thomas Visti Jensen
Niels Jul Jacobsen	Thomas Visti Jensen

/s/ Esben Hallundbæk Østergaard	/s/ Torben Frigaard Rasmussen
Esben Hallundbæk Østergaard	Torben Frigaard Rasmussen

/s/ Søren Michael Juul Jørgensen
Søren Michael Juul Jørgensen

Copenhagen · April 2018
File no. 061194-0005 Doc.no. 18725268.1 Agreed form

Schedule 11.1 – Sellers’ Warranties

København Langelinie Allé 35 2100 København Ø Danmark	Aarhus Værkmestergade 2 8000 Aarhus C Danmark	Shanghai Suite 2H08 No. 1440 Yan’an Middle Road Jing’an District, 200040	T +45 72 27 00 00 F +45 72 27 00 27 E info@bechbruun.com	Advokatpartnerselskab CVR-nr. 38538071 www.bechbruun.com

2/19
Dok.nr. 18725268.1

CONTENTS

1.	DEFINITIONS	3
2.	AUTHORITY	5
3.	THE GROUP	6
4.	CAPITALISATION	7
5.	FINANCIAL INFORMATION	7
6.	ORDINARY COURSE AND ABSENCE OF CERTAIN EVENTS	8
7.	TAXES	9
8.	REAL PROPERTY	10
9.	OPERATION EQUIPMENT, MACHINERY, FIXTURES AND FITTINGS	10
10.	INTELLECTUAL PROPERTY RIGHTS & IT	11
11.	PERMITS	14
12.	INSURANCE	14
13.	PRODUCTS AND PRODUCT LIABILITY	14
14.	EMPLOYEES	15
15.	AGREEMENTS	16
16.	LITIGATION	17
17.	ANTI TRUST MATTERS	18
18.	COMPLIANCE WITH LAWS	18
19.	ENVIRONMENTAL MATTERS	18
20.	PUBLIC SUBSIDIES	19
21.	DISCLOSURE	19

EXHIBITS

Exhibit 3.6     Share Register

Exhibit 15      Material Agreements

3/19
Dok.nr. 18725268.1

1.	DEFINITIONS

1.1	Defined terms and expressions in this schedule 14.1 shall be construed as having the meaning attributed to them in the Share Sale and Purchase Agreement concerning Mobile Industrial Robots ApS (the “Agreement”).

In addition, the following terms and expressions shall have the following meanings:

Anti-Bribery Laws	as stated in clause 18.2.

Benefit Plans	(i) any agreements and other commitments, whether of an individual or collective nature, regarding pension benefits and (ii) any agreements and other commitments regarding employee benefits, such as anniversary, holiday or jubilee payments, early retirement, bonus, profit participation and other variable remuneration elements, stock options, stock appreciation rights and similar rights, granted to any current or former director or employee of any Group Company that are sponsored or maintained by a Group Company or with respect to which a Group Company has made or is required to make payments, transfers, or contributions or has any liability.

Company Software	any software, including in particular operating systems used for the products of the Group Companies, owned, developed, marketed, distributed, licensed, or sold by any Group Company.

Encumbrance	any option, pledge, mortgage, lien, security interest, claim, option, right of first refusal, pre-emptive right, community property interest or other claims of third parties of any kind, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

4/19
Dok.nr. 18725268.1

Danish GAAP	the accounting principles set forth in the Danish Financial Statements Act (Årsregnskabsloven) and other Danish generally accepted accounting practices.

IPR	any Registered IPR and any of the following: (a) any invention, discovery, whether patentable or un-patentable and whether or not reduced to practice, and all improvements (b) trade secret, technical information, know-how and any other confidential information, including ideas, research and development, know-how, data, drawings, prototypes, models, formulas, manufacturing, production and other processes and techniques, engineering, production and other designs and business methods (c) unregistered trademarks, trade names or brand identifier, (d) unregistered copyrights, (e) software or components thereof, and (f) any other intellectual property, industrial property or proprietary rights anywhere throughout the world.

IT Systems	as stated in clause 10.14.

Key Employees	means each of Thomas Visti Jensen, Niels Jul Jacobsen, Claus Larsen, Søren E. Nielsen and René T. Lydiksen.

Leased Properties	as stated in clause 8.2.

Malicious Code	as stated in clause 10.9.

Management Accounts	the non-audited monthly management accounts of the Group as presented to the Company’s board of directors covering the period from 1 January 2018 until 28 February 2018.

5/19
Dok.nr. 18725268.1

Material Agreements	any of the following agreements (whether written or oral):

(i) licenses with respect to any IPR to or from any third Person that are material to the Company’s business, including commitments by a Group Company not to enforce certain IPR against any third Person, except for any (i) off-the-shelf software licenses and (ii) IPR licenses contained in any customer agreements entered into the ordinary course of business consistent with past practice,

(ii)  contracts with the top customers and suppliers of the Group set forth in Exhibit 15.

Permit	as stated in clause 11.1.

Permitted Encumbrances	means statutory Encumbrances and customary retention of title by suppliers.

Registered IPR	any of the following applied for or registered with any registration authority (a) trademarks, trade names, brand identifier, logos, symbols, names, domain names, trade dress, designs, copyrights, all applications and registrations for any of the foregoing, including all renewals of same, and (b) all patents, utility models and patent applications, including renewals, extensions, reissues, divisionals, continuations, continuations in part and reexaminations thereof and all patents that may be issued on such applications.

2.	AUTHORITY

2.1	Each of the Sellers is a corporation duly organized and validly existing under the laws of Denmark and has the full right, power and authority to enter into the Agreement and to consummate all transactions contemplated thereby.

2.2	The execution and delivery by the Sellers of this Agreement, the performance by the Sellers of their obligations hereunder and the consummation by the Sellers of the transactions contemplated hereby have all been duly authorized by all requisite action on the part of the Sellers.

6/19
Dok.nr. 18725268.1

2.3	This Agreement has been duly executed and delivered by each Seller and this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

2.4	The execution, delivery and performance of this Agreement does not and will not (i) violate, conflict with or result in the breach of any Seller’s Corporate Documents, (ii) violate or conflict with any, judgment, court order or other decision made by a court, arbitration tribunal or Governmental Authority against or binding upon a Seller and/or any Group Company, (iii) conflict with or constitute a violation of any law or regulation applicable to a Seller and/or any Group Company, or (iv) conflict with or result in breach of any agreement to which a Seller is a party, except in the case of (ii)–(iv) as such violation, conflict or breach, as the case may be, would not be reasonably likely to materially and adversely affect a Seller’s ability to perform its obligations under and to consummate the transactions contemplated, by this Agreement.

2.5	No Seller is a party to any dispute before a court, arbitration tribunal or Governmental Authority which may prevent Closing if a Seller is unsuccessful in such dispute.

3.	THE GROUP

3.1	Each Group Company is a corporation duly organized and validly existing under the applicable laws of their respective countries of incorporation and, to the extent the concept applies, in good standing. Each of the Group Companies has requisite corporate or similar power and authority to own its properties and to carry on its business as currently conducted.

3.2	No Group Company has filed, and no third Person has filed against any Group Company, any petition for winding-up, dissolution, liquidation, bankruptcy or receivership and there are no facts or circumstances justifying such filing. None of the Group Companies have made any assignment in favour of, or initiated any negotiations with respect to, an overall compromise or arrangement with all of or the majority of its creditors.

3.3	The Company has no subsidiaries other than the Subsidiaries and holds no shares or other ownership interests in any other Person. No Subsidiary holds any shares or other ownership interests in any other Person.

3.4	No third Person (not being a member of the Group) owns shares or any similar ownership interest in the Subsidiaries and no third party has been granted any right to acquire or subscribe for such shares or ownership interest.

7/19
Dok.nr. 18725268.1

3.5	The Company has full and unrestricted title (directly or indirectly) to the shares in the Subsidiaries free and clear from any Encumbrances.

3.6	Each Seller is the sole legal owner of the Shares listed against its name in the Company’s share register attached as Exhibit 3.6, and the Shares listed against its name therein are free and clear from any Encumbrances.

3.7	The Due Diligence Information contains an up-to-date, complete and correct copy of the Company’s Corporate Documents.

4.	CAPITALISATION

4.1	The share capital of the Company amounts to nominal DKK 1,420,200 shares, divided into nominal DKK 1,420,200 shares that have all been properly and validly issued and which are all fully paid up.

4.2	The share capital of the Subsidiaries is fully paid up to the extent such full payment is a mandatory requirement under any relevant statutory law.

4.3	On Closing, no Group Company has issued any outstanding warrants, options or other instruments entitling any Person to acquire, convert or subscribe for equity in any of the Group Companies.

4.4	No share certificates have been issued for the Shares or for any of the shares in any of the Subsidiaries.

5.	FINANCIAL INFORMATION

5.1	The Annual Reports have been prepared in accordance with Danish GAAP and, to the extent such principles comply with Danish GAAP, the principles set forth in Schedule 1.1(a) of the Agreement on a consistent basis.

5.2	Each of the Annual Reports give a true and fair view of the Company’s and of the Group’s financial position as of 31 December 2016 and the Accounts Date, respectively, and of the results and cash flows of the Company and the Group for the financial year 1 January 2016 until 31 December 2016 and 1 January 2017 until 31 December 2017, respectively.

5.3	The Management Accounts have been derived from the books and records of the Group and have in all material respects been prepared in accordance with Danish GAAP, except for certain yearend adjustments. The profit and loss statements, balance sheet and cash flow statement included in the Management Accounts do not materially misstate the financial position, financial performance or cash flows of the Group as at the date to which they were made up, or the profits or losses for the accounting period to which they relate.

8/19
Dok.nr. 18725268.1

6.	ORDINARY COURSE AND ABSENCE OF CERTAIN EVENTS

6.1	Since the Accounts Date and until the Closing Date

6.1.1	the Group Companies have carried out their business in the ordinary course consistent with past practice as a going concern;

6.1.2	no unusual or onerous contract has been entered into by any Group Company;

6.1.3	no Material Contract has been terminated or the terms and conditions thereof has been amended other than in the ordinary course of business;

6.1.4	no resolution of the Company in a general meeting has been passed other than routine resolutions relating to the routine business of annual meetings;

6.1.5	no Key Employee has been given notice of termination;

6.1.6	no change in remuneration or the employment terms of Key Employees has been made or promised other than adjustments which follow from existing contractual commitments as Disclosed.

6.1.7	no material increases of the rates of compensation including bonuses to the employees of the Group Companies have been made or agreed to, other than increases due to collective bargaining agreement(s), prior agreements or increases which are otherwise made in the ordinary course of business;

6.1.8	no material litigation, arbitration or settlement or waiver of any material claim or right have been instituted or made other than in relation to the collection of trade debts, in the ordinary course of business or as instructed by its insurance providers;

6.1.9	each Group Company has made capital and operating expenditures if and when required in the ordinary course consistent with past practice, and no Group Company has delayed any such capital or operating expenditures to a period after the Signing Date; and

6.1.10	no agreement or commitment to do any of the foregoing has been entered into or accepted.

9/19
Dok.nr. 18725268.1

7.	TAXES

7.1	All Tax returns and reports relating to Taxes required to be filed by or on behalf of a Group Company have been properly filed with the relevant authority, including all information required to be filed for purposes of correct Tax assessments.

7.2	No special tax relief, tax exemptions or tax privileges enjoyed by any Group Company may be changed or reversed due to circumstances attributable to such Group Company’s activities prior to the Closing Date, or due to the conclusion of the Agreement or Closing.

7.3	No Tax authority has raised any claims against any Group Company regarding the payment, assessment or otherwise in respect of Taxes and none of the Group Companies has received written notice of any threatened or pending audit, investigation or similar proceeding relating to Taxes, and, to the Sellers’ Knowledge, there are no grounds for the raising of any such Tax claims.

7.4	No transactions, agreements or arrangements have been made or entered into by any Group Company with Tax arbitrage or Tax evasion as their primary purpose, and no transactions, agreements or arrangements constitute unlawful Tax evasion.’

7.5	The Group Companies have at all times transacted with other Group Companies and their Affiliates and/or shareholders on fair market terms and have adequate documentation to substantiate this in accordance with applicable Danish Tax rules.

7.6	No Tax will be imposed on any Group Company as a consequence of the conclusion of the Agreement or Closing.

7.7	No Group Company has participated in any tax exempt restructurings according to applicable Danish Tax rules to which a holding period requirement applies on the date of the conclusion of the Agreement or Closing.

7.8	To the Sellers’ Knowledge, the Group Companies right to deduct input VAT is correctly reflected in the applicable VAT returns and to the Sellers’ Knowledge there exists no basis for any Governmental Authority to contest the right to deduct input VAT.

7.9	To the Sellers’ Knowledge, the Group Companies have not conducted any activities in other countries than their country of incorporation for which a registration obligation for Tax purposes has arisen but not complied with.

10/19
Dok.nr. 18725268.1

7.10	No Group Company has waived any statutory limitation periods with respect to Taxes.

7.11	No Group Company is part of a joint taxation with companies or legal entities outside the Group.

8.	REAL PROPERTY

8.1	No Group Company owns or has owned any real property.

8.2	All lease agreements related to real property leased, sub-leased or used by the Group Companies as at the date hereof (the “Leased Properties”) have been Disclosed in the Due Diligence Information.

8.3	To the Sellers’ Knowledge, the Leased Properties are in a lawful state and in reasonably satisfactory condition considering their present use.

8.4	As of the Signing Date, no lease relating to any Leased Property has been terminated or breached by the Group Companies or, to the Sellers’ Knowledge, by the landlord, which would entitle the other party to terminate the lease.

8.5	Each of the Leased Properties can legally be used for the purpose for which they are currently used. ¨

8.6	As of the Signing Date, no claim related to or arising out of real properties previously owned, leased or otherwise used by any Group Company is pending or to the Sellers’ Knowledge threatened against any Group Company.

8.7	No landlord has the right to terminate and/or demand any amendment of the lease agreement as a result of the execution and/or consummation of the Agreement.

8.8	As of the Signing Date there is no pending litigation or arbitration concerning any Group Company’s lease and to the Sellers’ Knowledge no such litigation or arbitration is threatened.

9.	OPERATION EQUIPMENT, MACHINERY, FIXTURES AND FITTINGS

9.1	The Group Companies are the legal or beneficial owners of all operating equipment, machinery, fixtures and fittings and other technical plants reflected in the Annual Reports and Management Accounts, free and clear of any Encumbrances, except for Permitted Encumbrances, and except for the assets acquired or sold in the ordinary course of business in the period since the dates of the Annual Reports or Management Accounts, respectively.

11/19
Dok.nr. 18725268.1

9.2	As of the Signing Date and save for ordinary wear and tear, all plants, machinery, fixtures, vehicles, and other equipment (including hardware and machinery) owned or operated by a Group Company in connection with its business are, other than minor defects, in the ordinary course (i) in good and safe repair, (ii) free from any material defects, and (iii) operational insofar as it is necessary for such business to be carried on safely, lawfully, and efficiently.

9.3	The assets owned by the Group or held under lease or rental agreements or other agreements permitting their use comprise in all material respects and with the exception of consumables assets necessary for the continuation of the Group’s business as currently conducted, and no assets are shared with another person.

10.	INTELLECTUAL PROPERTY RIGHTS & IT

10.1	Disclosed in the Due Diligence Information are all Registered IPR owned or purported to be owned by the Group Companies. The Group Companies are the owner(s) of such Registered IPR free and clear of any Encumbrances. All maintenance fees and other fees to file, obtain and maintain in effect such Registered IPR have been paid and no such Registered IPR has unintentionally been allowed to lapse by any Group Company. None of such Registered IPR is subject to any opposition, interference, inventorship challenge or cancellation proceedings, and, to the Sellers’ Knowledge, no such proceedings are threatened with respect to any such Registered IPR.

10.2	The Group Companies hold valid title or license to use the IPR necessary for the Group to carry on its business in all material respects as presently conducted.

10.3	Each Group Company is validly licensed to use the IPR used in its business and no separate action will be necessary to enable it to continue to use such IPR to the same extent and in the same manner as they have been used prior to the date hereof.

10.4	No Group Company infringes or ever has infringed IPR of any third Person. As of the Signing Date and during the 36 months preceding the Signing Date, no Group Company has received any claim stating that it is in infringement of any IPR of any third Person.

12/19
Dok.nr. 18725268.1

10.5	The Group has not granted any licenses with respect to any of the IPR owned by the Group that are used in the operation of the business of the Group concerning the Company’s products, except for (i) licenses granted to end customers in the ordinary course of business; (ii) licenses granted to distributors, suppliers and other third parties for the purpose of development, manufacture, marketing and/or supply related to the Products; or (iii) licenses otherwise granted in the ordinary course of business. As of the Signing Date and to the Sellers’ Knowledge, no Group Company is infringing or ever has infringed any license agreement on the basis of which it has licensed any IPR from or to a third Person.

10.6	As of the Signing Date no Group Company is engaged in any dispute in which any third party is claiming that any Group Company infringes the intellectual property rights of the third party and, to the Sellers’ Knowledge, no such dispute is threatened.

10.7	As of the Signing Date and to the Sellers’ Knowledge, no third party is infringing or making unauthorised use of any IPR owned or used by any Group Company.

10.8	To the Sellers’ Knowledge, no Company Software (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such software or any Product, or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such software or any Product.

10.9	No Company Software written by, or to the Sellers’ Knowledge on behalf of the Company, contains any “back-door”, “drop dead device”, “time bomb”, “Trojan horse, “virus”, “worm”, “Spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Group Companies have implemented industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections, regular virus scans, and protection of access credentials and the like.

10.10	No source code for any Company Software written by, or on behalf of the Company, has to the Sellers’ Knowledge been delivered, licensed, or made available to any Person who is not, as at the Signing Date, an employee or of the Group. No Group Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. As of the Signing Date, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any software to any other Person who is not, as of the Signing Date, an employee of the Company.

13/19
Dok.nr. 18725268.1

10.11	No Group Company has modified or otherwise disposed of any open source licensed software in a manner which entitles or would entitle any Person to require such Group Company to make own developments available based on open source license terms and conditions.

10.12	No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Software or other IPR owned, purported to be owned or exclusively licensed by any Group Company.

10.13	No Group Company is or ever has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Group Company to grant or offer to any other Person any license or right to any Intellectual Property Rights owned, purported to be owned or exclusively licensed by any Group Company.

10.14	The Group Companies have designed, operated and maintained the information technology systems used by them (“IT Systems”): (i) to keep their IT Systems free from Malicious Code, (ii) with procedures and facilities to safeguard the security and the integrity of its IT Systems, and (iii) to comply with all software license obligations all at a level consistent with standard practices of companies of its size. As of the Signing Date and to the Sellers’ Knowledge, there have been no unauthorized intrusions or breaches of the security with respect to the IT Systems.

10.15	As of the Signing Date, none of the Group Companies’ present or former employees have made any claim for any payment, which remains unsettled, or any other claims in respect of any invention or other IPR, which is being utilized or claimed by the Group Companies, and to the Sellers’ Knowledge, and save for such rights which follow from mandatory Law, no such employees have such rights. All the documents transferring all the title, right and interest in and to any IPR which are being or planned to be utilized or claimed by the Group Companies has to the Sellers’ Knowledge been properly prepared and signed by the employees owning such rights, title and interest before the date hereof.

10.16	The Group has taken reasonable and customary measures to prevent third Persons from obtaining unauthorized knowledge of or exploiting its business secrets and know-how.

14/19
Dok.nr. 18725268.1

11.	PERMITS

11.1	Each Group Company holds all necessary permits, licenses, certifications, approvals, registrations, consents, authorizations, exemptions and orders issued or granted by a Governmental Authority (each a “Permit”) required by the relevant Group Company for the carrying on its business as presently conducted. Such Permits are in full force and effect, and each Group Company is and always has been in compliance with the applicable requirements of such Permits. As of the Signing Date and since 31 December 2017, no Group Company has received written notice of any non-compliance with any applicable requirements of such Permits.

12.	INSURANCE

12.1	All material insurance policies in respect of the Group Companies have been Disclosed in the Due Diligence Information and all such policies are and will until the Closing Date remain in full force and effect in accordance with their terms and all premiums which have become due and payable have been paid.

12.2	The Group has an insurance coverage, which to the Sellers’ Knowledge is commercially adequate for its current business. As of the Signing Date, there are no material outstanding claims under any of the Group’s insurance policies and, to the Seller’s Knowledge as of the Signing Date, no such claim is threatened, nor has any Group Company received any notice of termination of the said insurance policies and, to the best of the Sellers’ Knowledge, no such termination is threatened.

12.3	In the three years preceding the Signing Date, the Group has not suffered or reported any loss which might substantially affect the Group’s chance for future insurance cover on usual and customary terms and conditions.

13.	PRODUCTS AND PRODUCT LIABILITY

13.1	As of the Signing Date, no defects in any of the Group Companies’ Products or services have resulted in any liability or claim to pay damages or other compensation for any of the Group Companies, including in respect of personal injury.

13.2	The Group Companies have to the Sellers’ Knowledge appropriate quality control procedures in place to ensure that its Products and services are safe and in all material respects comply with all applicable Laws, contractual specifications and other applicable standards.

15/19
Dok.nr. 18725268.1

13.3	As of the Signing Date, there are no pending general recalls of any of the Products which are presently marketed and distributed, and as of the Signing Date and to the Sellers’ Knowledge no such recall is threatened.

13.4	As of the Signing Date, there are no pending insurance claims against any member of the Group regarding product liability and no such claims are filed with the Group Companies’ insurers and to the Sellers’ Knowledge no such claims are threatening.

14.	EMPLOYEES

14.1	Disclosed in the Due Diligence Information is a complete list of all employees, directors and officers of the Group Companies stating their starting date, function, salary and other key terms of employment as of 26 March 2018

14.2	All employees, directors and officers of the Group have written employment contracts, which in respect of the contracts to which the Company is a party comply with Danish Law or other applicable Law and which correctly reflect the terms of their employment.

14.3	As of the Signing Date, no Key Employee has received notice of termination of his/her employment by the respective Group Company and no Key Employee has given notice of termination of his/her employment relationship with the relevant Group Company and to the Sellers’ Knowledge no such termination is threatening.

14.4	No amount due or in respect of any former or present director, officer or employee of the Group is in arrears and unpaid other than his salary and other benefits for the month current at the date of this Agreement.

14.5	As of the Signing Date no Group Company is a party to any dispute with any present or prior director or Key Employee.

14.6	All salaries and other benefits of employees of the Group have to the extent due, been paid or, if not due, a corresponding provision required by applicable law for the payment thereof has been established in the relevant accounts. The Group Companies have withheld all amounts required by law or agreement to be withheld from the wages or salaries of, and other payments to, its employees and any former employees.

14.7	Any collective bargaining agreement to which any Group Company is a party has been entered into on terms which are normal and customary for companies carrying on similar activities as the Group Companies. All collective bargaining agreements to which any Group Company is a party have been Disclosed in the Due Diligence Information.

16/19
Dok.nr. 18725268.1

14.8	The Group Companies have fulfilled their obligations to inform, and negotiate with, trade unions or any employee representative bodies with respect to the transactions contemplated by this Agreement. As of the Signing Date, there is no on-going strike by any employees of the Group.

14.9	All Benefit Plans to which any Group Company is a party have been Disclosed in full in the Due Diligence Information. Each Benefit Plan is being and has always been maintained in all respects in accordance with its terms, any applicable collective or individual agreement and the requirements of all applicable Laws. All pension schemes of the Group Companies are defined contribution schemes only. Each Group Company has performed all obligations required to be performed by it under any Benefit Plan and is not in default under or in violation of any Benefit Plan.

14.10	No Group Company is party to any defined benefit plan regarding funding of pension commitments towards employees.

14.11	Disclosed in the Due Diligence Information are complete copies of all agreements, commitments or arrangements concerning (i) bonuses or similar payments that will become payable on account of the entering into or completion of this Agreement and/or (ii) any other benefits which accrue to any director, officer, employee or consultant of any Group Company on account of the entering into or completion of this Agreement.

14.12	To Sellers’ Knowledge and as of the Signing Date, no Group Company is subject to any pending or threatened claims from current or former employees or any Governmental Authority in relation to working environment or working-related accidents.

15.	AGREEMENTS

15.1	No Group Company is a party to any contract, agreement or business arrangement (written or oral) with customers, distributors, suppliers or other third parties which have not been concluded, agreed and made, in the reasonable opinion of the Sellers, (i) on commercial terms that are in all material respects not uncommon within the industry; and/or (ii) in the ordinary course of business of the Group; and/or (iii) in the best interest of the Group.

15.2	All Material Agreements of any Group Company have been Disclosed in the Due Diligence Information.

17/19
Dok.nr. 18725268.1

15.3	No Group Company is a party to any agreements, contracts or arrangements which contains a cap or “most favored nation” provision relating to the prices that can be charged by the respective Group Company for its products and/or services.

15.4	No Group Company is a party to any Material Agreement that may be terminated, rescinded, lapse or amended in consequence of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

15.5	No Group Company is, and has within the past 3 years been a party to, liable under or subject to any Material Agreement, which to the Sellers’ Knowledge cannot be expected to be fulfilled or performed by the relevant Group Company, or which limits the relevant Group Company and/or the Group from independently carrying on its business as presently conducted.

15.6	No Group Company is in breach of any provision of or in default under the terms of Material Agreement and as of the Signing Date, no party has given notice (written or oral) of claims pertaining to or alleging such breach, which could reasonably be expected to give rise to the party terminating or rescinding such Material Agreement.

15.7	No Group Company is party to any agreement

15.7.1	containing covenants that limit the ability of any Group Company to compete in any business or with any Person or in any geographic area or otherwise restricting a Group Company from engaging in any business activity anywhere in the world,

15.7.2	relating to any hedging or swap arrangement, or

15.7.3	under which a Group Company has directly or indirectly guaranteed, or provided other collateral for, liabilities or obligations of any other Person other than another Group Company.

16.	LITIGATION

16.1	As of the Signing Date no written notification involving any claim or series of related claims against any Group Company in excess of EUR 50,000 has been received by any duly authorized officer within the Group. There are no pending litigation or arbitration proceedings or any pending actions by any Governmental Authority involving any Group Company and to the Sellers’ Knowledge (i) no such litigation or arbitration proceedings or actions are threatened and (ii) no basis for any such claims or actions exist.

18/19
Dok.nr. 18725268.1

17.	ANTI TRUST MATTERS

17.1	No Group Company is a party to any agreement, decision or concerted practice aimed at or resulting in an actual or potential, direct or indirect, prevention, restriction or limitation of competition.

17.2	As of the Signing Date no Group Company has been notified by any Governmental Authority that its operation, business or dealings are the subject matter of any anti-trust investigation.

18.	COMPLIANCE WITH LAWS

18.1	Each Group Company is and always has been in compliance with all applicable Laws. To the Sellers’ Knowledge and as of the Signing Date, no investigation, audit or review by any Governmental Authority with respect to any Group Company is pending or threatened.

18.2	Each Group Company is and always has been in compliance in all material respects with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), (ii) the national laws implementing the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and other international anti-bribery conventions and (iii) all other applicable anti-bribery and anti-corruption Laws, in jurisdictions in which the Group Companies are or have been operating (collectively, the “Anti-Bribery Laws”).

18.3	As of the Signing Date, no Group Company has received any written notice or other written communication from any Governmental Authority with regard to any actual, alleged or potential violation of the Anti-Bribery Laws. As of the Signing Date, there are no claims pending involving any Group Company with regard to any actual or alleged non-compliance with the Anti-Bribery Laws by any Group Company or any of its owners, shareholders, directors, employees, representatives or agents.

19.	ENVIRONMENTAL MATTERS

19.1	The operations of the Group are in all material respects in conformity and compliance with applicable environmental health and safety law, rules and regulations, including with respect to interior and exterior environment, working environment, emissions (air/odour, noise, water, etc), waste treatment, deposit and storage of chemicals and other contaminating and/or hazardous substances.

19/19
Dok.nr. 18725268.1

19.2	No Group Company is or has been party to any judicial or administrative injunctions, proceedings or investigations in relation to polluted or contaminated air, land or water. As of the Signing Date, no proceedings are pending, or to the Sellers’ Knowledge threatened, against any of the Group Companies in respect of any breach of environmental Law or environmental licences.

19.3	There is no soil or water contamination caused by the Group Companies on any of the properties owned, leased or formerly owned or leased or otherwise used by any Group Company or on any third party’s properties, which (i) may cause any order issued by a public authority under applicable Law for cleaning or other remedial action against a Group Company, (ii) would prevent the continued use of the Properties for such purposes and in the manner the properties are being used by the Group Companies as of the date hereof, or (iii) which would entitle any third party to raise a claim against any Group Company to pay damages, indemnification or the similar.

20.	PUBLIC SUBSIDIES

20.1	No Group Company has received any public subsidies, grants or allowances that are subject to (conditional or unconditional) repayment obligations.

21.	DISCLOSURE

21.1	The Sellers have complied with their “good faith duty of disclosure” (sælgers loyale oplysningspligt) under the general rules of Danish law in connection with the transactions contemplated by this Agreement.